Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

INVESTAR HOLDING CORPORATION

BATON ROUGE, LOUISIANA

CITIZENS BANCSHARES, INC.

VILLE PLATTE, LOUISIANA

AND

INVESTAR ACQUISITION COMPANY

BATON ROUGE, LOUISIANA

DATED AS OF MARCH 8, 2017

(i)

(ii)

EXHIBITS

FORM OF BANK MERGER AGREEMENT	EXHIBIT A
FORM OF RELEASE	EXHIBIT B
CALCULATION OF ADJUSTED TANGIBLE SHAREHOLDERS’ EQUITY	EXHIBIT C

CONFIDENTIAL SCHEDULES

(iii)

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of the 8th day of March, 2017, by and among Investar Holding Corporation, a Louisiana corporation (“Investar”), Citizens Bancshares, Inc., a Louisiana corporation (“Citizens”), and Investar Acquisition Company, a Louisiana corporation and wholly owned subsidiary of Investar (“Newco”).

RECITALS:

WHEREAS, Investar owns all of the issued and outstanding shares of capital stock of Investar Bank, a Louisiana state non-member bank (“Investar Bank”);

WHEREAS, Citizens owns all of the issued and outstanding shares of capital stock of Citizens Bank, Ville Platte, Louisiana, a Louisiana state non-member bank (“Citizens Bank”);

WHEREAS, Investar desires to acquire all of the issued and outstanding shares of common stock of Citizens (“Citizens Stock”) in exchange for cash consideration through the merger of Newco with and into Citizens, with Citizens surviving the merger (the “Merger”), followed by the merger of Citizens Bank with and into Investar Bank, with Investar Bank surviving such merger;

WHEREAS, the boards of directors of Investar and Citizens have determined that the Merger and the other transactions contemplated by this Agreement, in accordance with the terms of this Agreement, are desirable and in the best interests of their respective companies and shareholders; and

WHEREAS, as a condition and inducement to Investar’s willingness to enter into this Agreement, (i) each director and executive officer of Citizens and Citizens Bank has simultaneously executed and delivered to Investar an agreement to vote in favor of the Merger at any Citizens shareholders’ meeting called for the purpose of considering such matter, and (ii) each outside director of Citizens and Citizens Bank has executed and delivered to Investar an agreement containing certain confidentiality and non-competition obligations.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the parties agree as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATION

Section 1.01    Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically defined or provided in this Agreement:

“Acquisition Proposal,” means a tender or exchange offer, proposal for a merger, consolidation or other business combination or transaction involving Citizens or Citizens Bank, or any proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 20% of the business, assets or deposits of, Citizens or Citizens Bank, other than the transactions contemplated by this Agreement.

“Adjusted Tangible Shareholders’ Equity” is defined in Section 3.01B.

“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity. For purposes of this definition, the term “control” means the power to direct the management of such Entity through voting rights, ownership or contractual obligations.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.

“Aggregate Merger Consideration” is defined in Section 3.01A.

“Agreement” means this Agreement and Plan of Reorganization, as the same may be amended, modified or restated from time to time.

“Banking Laws” means all laws and regulations applicable to the operations of federally insured financial institutions, including, without limitation, laws and regulations related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2010, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

“Bank Merger” is defined in Section 2.01.

“Bank Merger Agreement” is defined in Section 2.01.

“Bankruptcy Exception” means any limitation imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Legal Requirement affecting creditors’ rights and remedies generally and, with respect to enforceability, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to be closed in Baton Rouge, Louisiana or Ville Platte, Louisiana.

“Call Report” is defined in Section 5.06.

“Certificate” is defined in Section 3.03B.

“Change in Recommendation” means any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Investar the Citizens Board Recommendation.

“Citizens” is defined in the Recitals.

“Citizens Bank” is defined in the Recitals.

“Citizens Board” means the board of directors of Citizens.

“Citizens Employees” is defined in Section 8.15A.

“Citizens Employee Plans” is defined in Section 5.27.

“Citizens Minimum Equity Deficiency” is defined in Section 3.01A

“Citizens Financial Statements” is defined in Section 5.05.

“Citizens Personal Property” is defined in Section 5.11.

“Citizens Real Property” is defined in Section 5.10A.

“Citizens Stock” is defined in the Recitals.

“Closing” is defined in Section 4.01.

“Closing Date” is defined in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations.

“Confidentiality Agreement” is defined in Section 8.06B.

“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.

“Contract” is defined in Section 5.13A.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Determination Date” means a date determined by Citizens that is within ten (10) days prior to the Closing Date.

“Dissenting Shares” is defined in Section 3.01D.

“Effective Time” is defined in Section 4.04.

“Employee Benefit Plans” has the same meaning given that term under Section 3(3) of ERISA.

“Employee Welfare Benefit Plan” has the same meaning given that term under Section 3(1) of ERISA.

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.

“Environmental Inspections” is defined in Section 8.14A.

“Environmental Laws” means the Legal Requirements now or hereafter in effect, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” with respect to an Entity means any other Entity that, together with such first Entity, would be treated as a single employer under section 414 of the Code.

“Exchange Agent” is defined in Section 3.03A.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means any governmental body, whether administrative, executive, judicial, legislative, regulatory, or taxing, including any federal, state, county, municipal or other government or governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any Governmental Authority, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead; provided, however, that “Hazardous Material” does not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of a party or its Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Indemnified Party” is defined in Section 8.09A.

“Intellectual Property” is defined in Section 5.17.

“Investar Bank” is defined in the Recitals.

“Investar” is defined in the Recitals.

“Investigated Party” is defined in Section 8.14A.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge, after reasonable inquiry, of the Person, which if an Entity, means the actual knowledge, after reasonable inquiry, of any of its directors or executive officers.

“LBCA” means the Louisiana Business Corporation Act.

“Legal Requirement” means collectively, with respect to a Person, any (A) federal, state, local, municipal or other constitution, law, ordinance, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (B) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such, or (C) other similar requirement enacted, adopted or promulgated by any Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Lien” means any mortgage, lien (statutory or other) or encumbrance, or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title), conditional sale, title retention or other similar agreement, arrangement, device or restriction, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable Legal Requirement of any jurisdiction, restriction on sale, transfer, assignment, disposition or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

“Loan” is defined in Section 5.19A.

“Material Adverse Change” means, with respect to Citizens or Investar, respectively, any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, business or results of operations of Citizens and its Subsidiaries, taken as a whole, or Investar and its Subsidiaries taken as a whole, as the case may be or the ability of a party to timely perform its obligations under this Agreement, except for any such effects resulting from: (A) changes in GAAP or RAP generally applicable to banks or their holding companies; (B) any action taken by Citizens or any of its Subsidiaries with the prior consent of Investar in accordance with this Agreement or the transactions contemplated by this Agreement; (C) changes in laws (or interpretations thereof) that were not publicly announced prior to the date of this Agreement; (D) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; and (D) general conditions in or changes generally affecting the banking industry or the geographic region in which the party operates, including changes in prevailing market rates of interest, credit availability or liquidity, unless such conditions or changes materially and disproportionately affects only one party hereto.

“Merger” is defined in the Recitals.

“Per-Share Merger Consideration” is defined in Section 3.01A.

“Newco” is defined in the Recitals.

“Party” or “Parties” means Investar and Newco, on the one hand, and Citizens, on the other hand.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any natural individual or any Entity.

“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution or investigation, or other proceedings before any Governmental Authority or arbitration.

“Proxy Statement” is defined in Section 5.36.

“RAP” means regulatory accounting principles.

“Representatives” means, when used with reference to a party, its directors, officers, employees, advisors, attorneys, accountants and other agents.

“Requisite Regulatory Approvals” is defined in Section 8.08B.

“Schedules” means the disclosure schedules supplementing the representations and warranties made by the parties under this Agreement.

“Secondary Investigation” is defined in Section 8.14A.

“Secretary of State” means the Secretary of State of the State of Louisiana.

“Shareholder Meeting” is defined in Section 5.36.

“Shareholders’ Equity Minimum” is defined in Section 3.01A

“Subsidiary” means, when used with reference to an Entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such Entity or any partnership, joint venture or other enterprise in which any Entity has, directly or indirectly, a majority equity interest.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Citizens Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger (i) after consulting with its financial advisors (who will be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, and (iii) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of the proposal and any other factors permitted under any Legal Requirement;

“Surviving Corporation” is defined in Section 2.01.

“Tax” and “Taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury under the Code.

Section 1.02    Interpretation. The table of contents, headings and captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision of this Agreement. When a reference is made in this Agreement to the Recitals or a Section or Schedule, such reference is to the Recitals to, a Section of, or Schedules to this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute in effect as of the date of this Agreement unless the context in which the agreement, instrument or statute is used expressly provides otherwise. References to a Person are also to its successors and permitted assigns. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Each use of the masculine, feminine or neuter gender is deemed to include the other genders, and each use of the plural is deemed to include the singular, and vice versa, in each case as the context requires. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate any Legal Requirement. All references to days in this Agreement are to calendar days, unless the context expressly otherwise provides, except that any time period provided for in this Agreement that will end on a day other than a Business Day will extend to the next Business Day.

ARTICLE II.

THE MERGER

Section 2.01    The Merger. Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time, Investar will cause Newco to merge with and into Citizens in accordance with the LBCA. Citizens will be the surviving corporation in the Merger (“Surviving Corporation”) and will continue its corporate existence under the laws of the State of Louisiana. At the Effective Time, the separate corporate existence of Newco will cease. Following the Merger, Investar will cause (i) the merger of Citizens with and into Investar, with Investar as the surviving corporation, and (ii) the merger of Citizens Bank with and into Investar Bank (“Bank Merger”), with Investar Bank as the surviving bank, on the terms and subject to the conditions set forth in the Bank Merger Agreement (the “Bank Merger Agreement”), in the form attached hereto as Exhibit A.

Section 2.02    Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in section 1-1107 of the LBCA and this Agreement. Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of Citizens and Newco, and all debts, liabilities, obligations, restrictions and duties of Citizens and Newco, will continue in the Surviving Corporation and any successors thereto.

Section 2.03    Constituent Documents. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the Constituent Documents of the Surviving Corporation will be the Constituent Documents of Newco as in effect immediately prior to the Effective Time.

Section 2.04    Directors and Executive Officers. At the Effective Time and until thereafter changed in accordance with applicable law or the Constituent Documents of the Surviving Corporation, the members of the board of directors of Newco at the Effective Time will be the board of directors of the Surviving Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Constituent Documents of the Surviving Corporation, the senior officers of Newco immediately prior to the Effective Time will be the senior officers of the Surviving Corporation.

Section 2.05    Alternative Transaction Structure. Notwithstanding any provision of this Agreement to the contrary, without the action of any other party, Investar may amend this Agreement solely for the purpose of restructuring the method by which it accomplishes the acquisition of Citizens or Citizens Bank; provided however, that Investar will only be permitted to restructure the proposed transaction so long as this Agreement as amended does not (A) reduce the amount or change the nature of the cash consideration to be paid to, or result in materially adverse tax consequences to be realized by, the shareholders of Citizens or (B) materially impede or delay consummation of the Merger.

ARTICLE III.

CONSIDERATION AND EXCHANGE PROCEDURES

Section 3.01    Merger Consideration. At the Effective Time, by virtue of the Merger and without any further action on the part of Investar, Citizens or Newco, or any of their respective shareholders:

A.    Each share of Citizens Stock, other than a Dissenting Share, which is issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right of the holder thereof to receive an amount of cash (the “Per-Share Merger Consideration”) equal to the quotient of: (i) $45,800,000.00, less the amount of any Citizens Minimum Equity Deficiency (as defined below) (the “Aggregate Merger Consideration”); divided by (ii) the total number of shares of Citizens Stock which are issued and outstanding as of the Effective Time. For purposes of this Agreement the “Citizens Minimum Equity Deficiency” shall equal the amount, if any, that the Adjusted Tangible Shareholders’ Equity of Citizens calculated as of the Determination Date is less than $33,000,000.00 (the “Shareholders’ Equity Minimum”).

B.    For purposes of this Agreement, the “Adjusted Tangible Shareholders Equity” of the Citizens shall equal the sum of the capital stock, surplus and undivided profits of Citizens, on a consolidated basis in accordance with GAAP, consistently applied, and excluding any goodwill and the effect of any unrealized gains or losses on available-for-sale securities. For purposes of calculating its Adjusted Tangible Shareholders’ Equity, Citizens shall include, as applicable, deductions made for certain extraordinary items related to the Merger and the Bank Merger, this Agreement and the transactions contemplated hereby that have not been paid or accrued by it prior to the Determination Date, including reductions for (a) the amount of all costs and expenses related to the Merger, the Bank Merger, this Agreement and the transactions contemplated hereby (including, without limitation, any professional fees) which are payable by Citizens or any of its Subsidiaries, (b) the amount of any fees and commissions payable by Citizens or any of its Subsidiaries to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby, (c) the amount of the accrual through the Closing Date in accordance with GAAP of any future benefit payments due by the Citizens or Citizens Bank under any salary continuation, deferred compensation or other similar agreements of Citizens or Citizens Bank, (d) the amount of any cost to fully fund and liquidate any Employee Plan of the Citizens or Citizens Bank and to pay all related expenses and fees to the extent such termination is requested by Investar, (e) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation, or other similar arrangement, or severance, noncompetition, retention or bonus arrangement between the Citizens, Citizens Bank and any other person; and (f) the amount of the all contract termination fees, penalty or liquidated damages associated with the termination of Citizens’ or Citizens Bank’s contracts with any third-party service provider, including without limitations, the amount of any contract termination fees, penalty or liquidated damages associated with the termination of Citizens’ or Citizens Bank’s contracts with any third-party provider of electronic banking and data processing services prior to or following the Closing Date or any migration fees associated with any such contracts. Exhibit C provides an example of the calculation of Citizens’ Adjusted Shareholders Equity and sets forth the methodology by which Citizens’ Adjusted Shareholders Equity shall be determined pursuant to this Section 3.01B.

C.    Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

D.    Each share of Citizens Stock issued and outstanding immediately prior to the Effective Time, the holder of which has properly perfected such holder’s rights of appraisal by following the exact procedure required by under the LBCA, is referred to herein as a “Dissenting Share.” Each Dissenting Share owned by each holder thereof who has not effectively withdrawn or lost his or her appraisal rights, shall not be converted into or represent the right to receive the Per-Share Consideration pursuant to this Section 3.01 and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the LBCA. Each holder of Dissenting Shares shall be entitled to receive the fair value of such Dissenting Shares held by him in accordance with and to the extent required under the applicable provisions of the LBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the LBCA. If any holder of any Dissenting Shares shall effectively withdraw or lose his appraisal rights under the applicable provisions of the LBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per-Share Merger Consideration for each of such holder’s Dissenting Shares without any interest thereon in accordance with the provisions of this Section 3.01.

Section 3.02    Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Citizens Stock will cease to be, and will have no rights as, shareholders of Citizens, other than rights as holders of Dissenting Shares or to receive the consideration described in Section 3.01 upon compliance with the exchange procedures described in Section 3.03. From and following the Effective Time, the stock transfer books of Citizens will be closed, and there will be no transfers on the stock transfer books of Citizens of the shares of Citizens Stock that were outstanding immediately prior to the Effective Time other than to settle transfers of Citizens Stock that occurred prior to the Effective Time.

Section 3.03    Exchange Procedures.

A.    Immediately prior to the Effective Time, Investar shall deposit in a separate account at Investar Bank (or another party as may be mutually agreed upon by Investar and Citizens, the “Exchange Agent”), for the benefit of the holders of Certificates, as hereinafter defined, for exchange in accordance with this Section 3.03, an amount of cash equal to the Aggregate Merger Consideration (which is hereinafter referred to as the “Exchange Fund”).

B.    As soon as practicable after the Effective Time, and in no event more than five business days after the Effective Time, the Exchange Agent will mail to each record holder of a certificate which immediately prior to the Effective Time represented one or more outstanding shares of Citizens Stock (“Certificate”), other than to holders of Dissenting Shares, a letter of transmittal that will (i) specify that delivery will be effected, and risk of loss and title to the Certificate(s) will pass, only upon delivery of the Certificate(s) to the Exchange Agent, (ii) include instructions for use in surrendering the Certificate(s) in exchange for the consideration to which the holder is entitled, and (iii) include such other reasonable provisions consistent with the terms hereof as the Exchange Agent may specify. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as Investar may reasonably require, the holder of such Certificate will be entitled to receive the Per-Share Consideration described in Section 3.01 in exchange for their former shares of Citizens Stock. The Exchange Agent will cancel the Certificates surrendered in accordance with this Section 3.03.

C.    No interest will be paid or will accrue to the holders of the Certificate(s) with respect to the cash consideration to which the holder may be entitled. Notwithstanding anything herein to the contrary, none of Investar, Investar Bank, Citizens, or the Exchange Agent will be liable to any former holder of Citizens Stock with respect to any amount delivered in good faith to a public official in accordance with any applicable abandoned property, escheat or similar laws.

D.    If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Investar, the posting by such Person of a bond in such reasonable amount as Investar may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, Investar will deliver in exchange for the lost, stolen or destroyed Certificate the cash consideration due to such Person under this Agreement.

ARTICLE IV.

THE CLOSING AND EFFECTIVE TIME

Section 4.01    Time and Place of the Closing and Closing Date. On a date to be determined by Investar and Citizens, which date will be within fifteen business days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods unless otherwise determined by the parties (the “Closing Date”), a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article IX have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties will execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement. The Closing will take place at such time and place as the parties may agree.

Section 4.02    Actions to be Taken at the Closing by Investar. At the Closing, Investar will execute and acknowledge (where appropriate) and deliver or cause to be delivered to Citizens, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Citizens’ obligations to close hereunder):

A.    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Investar, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of Investar of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; and (ii) the incumbency and true signatures of those officers of Investar duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;

B.    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Newco, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of Newco of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; and (ii) the incumbency and true signatures of those officers of Newco duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;

C.    A certificate, dated as of the Closing Date, executed by the Chief Executive Officer or other duly authorized executive officer of Investar, acting solely in his or her official capacity, certifying that the conditions to Closing described in Section 9.03A, Section 9.03B and Section 9.03C have been satisfied;

D.    Evidence reasonably satisfactory to Citizens that all consents and approvals required to be obtained by Investar to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 6.04 of the Schedules have been obtained and are in full force and effect; and

E.    All other documents required to be delivered to Citizens by Investar under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by Citizens or its counsel.

Section 4.03    Actions to be Taken at the Closing by Citizens. At the Closing, Citizens will execute and acknowledge (where appropriate) and deliver or cause to be delivered to Investar, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Investar’s obligations to close hereunder):

A.    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Citizens, acting solely in his or her official capacity, certifying (i) the due adoption by the Citizens Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of Citizens of this Agreement and the transactions contemplated by this Agreement; (iii) the Constituent Documents of Citizens; and (iv) the incumbency and true signatures of those officers of Citizens duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;

B.    A certificate, dated as of the Closing Date, executed by the President or other duly authorized executive officer of Citizens, acting solely in his or her official capacity, certifying that the conditions to Closing described in Section 9.02A, Section 9.02B and Section 9.02E have been satisfied;

C.    A certificate, dated as of the Closing Date, executed by the Treasurer of Citizens, acting solely in his or her official capacity, certifying that the condition to Closing described in Section 9.02G has been satisfied.

D.    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Citizens Bank, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of Citizens Bank of corporate resolutions attached to such certificate authorizing the Bank Merger and the execution and delivery of the Bank Merger Agreement; (ii) the Constituent Documents of Citizens Bank; and (iii) the incumbency and true signatures of those officers of Citizens Bank duly authorized to act on its behalf in connection with the Merger, the Bank Merger and to execute and deliver this Agreement, the Bank Merger Agreement and the other agreements, documents and instruments contemplated by this Agreement and the Bank Merger Agreement;

E.    Evidence reasonably satisfactory to Investar that all consents and approvals required to be obtained by each of Citizens and Citizens Bank to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to, those listed in Section 5.08 of the Schedules have been obtained and are in full force and effect; and

F.    All other documents required to be delivered to Investar by or on behalf of Citizens or Citizens Bank under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by Investar or its counsel.

Section 4.04    Effective Time. The Merger will become effective on the date and at the time (the “Effective Time”) following the Closing specified in the Certificate of Merger issued by the Louisiana Secretary of State.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF CITIZENS AND CITIZENS BANK

Except as specifically set forth in a Section to the Schedules, Citizens makes the following representations and warranties to Investar as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 5.01    Organization and Qualification.

A.    Citizens is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Citizens is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Citizens has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. Citizens is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of Citizens, as amended to date, have been delivered or made available to Investar. Citizens is not in violation of any provision of its Constituent Documents.

B.    Citizens Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Citizens Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated. Citizens Bank is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. Citizens Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of Citizens Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments due and owing required in connection therewith have been paid by Citizens Bank. True and complete copies of the Constituent Documents of Citizens Bank, as amended to date, have been delivered to Investar. Citizens Bank is not in violation of any provision of its Constituent Documents.

C.    Except as disclosed in Section 5.01C of the Schedules, Citizens has no equity interest in any Entity, except Citizens Bank. All of the issued and outstanding shares of the capital stock of Citizens Bank are owned by Citizens free and clear of any Lien with respect thereto.

D.    Citizens Bank has no Subsidiaries and no equity interest in any Entity, except (i) in the ordinary course of business as part of the investment portfolio of Citizens Bank; (ii) as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity; or (iii) as disclosed in Section 5.01D of the Schedules.

Section 5.02    Capitalization.

A.    The authorized capital stock of Citizens consists of 115,000 shares of common stock, $5.00 par value per share, 109,255 shares of which are issued and outstanding. The outstanding shares of Citizens Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. Except under restrictions imposed under applicable laws and regulations, there are no restrictions applicable to the payment of dividends on the shares of Citizens Stock, and all dividends declared on the common stock of Citizens prior to the date of this Agreement have been paid. Except as disclosed in Section 5.02A of the Schedules, (i) none of the capital stock of Citizens is subject to preemptive rights or any other similar rights; (ii) there are no outstanding options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of Citizens, (iii) there are no contracts, commitments, understandings or arrangements by which Citizens is or may become bound to issue additional shares of capital stock of Citizens or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of Citizens; (iv) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of Citizens or by which Citizens is bound, other than credit agreements or facilities entered into by Citizens in the ordinary course of its business; (v) there are no outstanding securities or instruments, agreements, commitments, understandings or arrangements of Citizens that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Citizens is or may become bound to sell, transfer, dispose, repurchase or redeem a security of Citizens; and (vi) there are no shareholder agreements, voting trusts or similar agreements relating to the Citizens Stock to which Citizens is a party or outstanding contractual obligations of Citizens to vote or dispose of any shares of Citizens Stock.

B.    The authorized capital stock of Citizens Bank consists of 115,000 shares of common stock, $5.00 par value per share, 115,000 shares of which are issued and outstanding. The outstanding shares of common stock of Citizens Bank have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Citizens Bank, except under applicable laws and regulations, and all dividends declared on the common stock of Citizens Bank prior to the date of this Agreement have been paid. There are no (i) shares of the capital stock of Citizens Bank subject to preemptive rights or any other similar rights; (ii) outstanding options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of Citizens Bank, (iii) contracts, commitments, understandings or arrangements by which Citizens Bank is or may become bound to issue additional shares of capital stock of Citizens Bank or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of Citizens Bank; (iv) material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of Citizens Bank or by which Citizens Bank is bound, other than credit agreements or facilities entered into by Citizens Bank in the ordinary course of its business; (v) outstanding securities or instruments, agreements, commitments, understandings or arrangements of Citizens Bank that contain any redemption or similar provisions, or contracts, commitments, understandings or arrangements by which Citizens Bank is or may become bound to sell, transfer, dispose, repurchase or redeem a security of Citizens Bank; or (vi) shareholder agreements, voting trusts or similar agreements relating to the common stock of Citizens Bank to which Citizens Bank is a party or outstanding contractual obligations of Citizens Bank to vote or dispose of any shares of the capital stock of Citizens Bank.

Section 5.03    Execution and Delivery; No Violation.

A.    Citizens has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. Citizens has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by Citizens to Investar. Assuming due authorization, execution and delivery by Investar, this Agreement constitutes the legal, valid and binding obligation of Citizens, enforceable against Citizens in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

B.    Subject to the receipt of any consents and approvals set forth in Section 5.08 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of Citizens or any of its Subsidiaries; (ii) a violation of any Legal Requirement applicable to Citizens, any of its Subsidiaries or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of Citizens or any of its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Citizens or any of its Subsidiaries is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

C.    The Citizens Board, by resolution adopted by a unanimous vote of the entire Citizens Board at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement are fair and in the best interests of Citizens and its shareholders; (ii) directed that such matter be submitted to the shareholders of Citizens for consideration at the Shareholder Meeting; and, (iii) subject to the exercise of its fiduciary duties and Section 8.07 hereof, recommended that the shareholders of Citizens approve this Agreement and the transactions contemplated by this Agreement at the Shareholder Meeting.

Section 5.04    Compliance with Laws and Regulatory Filings.

A.    Except as disclosed in Section 5.04A of the Schedules, Citizens and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under the Legal Requirements applicable to it, including all Banking Laws. Neither Citizens nor any of its Subsidiaries has had material incidents of fraud or defalcation involving Citizens, any of its Subsidiaries or any of their respective officers, directors or Affiliates during the last two years. Each of Citizens and Citizens Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Citizens Bank that are designed to properly monitor transaction activity (including wire transfers).

B.    Since December 31, 2014, each of Citizens and Citizens Bank has timely filed all reports, registrations, statements and other documents, together with any amendments required to be made thereto, that are required to be filed with the Federal Deposit Insurance Corporation (the “FDIC”), the Louisiana Office of Financial Institutions (the “OFI”) and the Board of Governors of the Federal Reserve System (the “FRB”), and such reports, registrations and statements as finally amended or corrected, are true and correct, in all material respects, and comply as to form with all Legal Requirements. Except as set forth in Section 5.04B of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examination of Citizens or Citizens Bank.

C.    Except as set forth in Section 5.04C of the Schedules, since December 31, 2014, neither Citizens nor any of its Subsidiaries, or to its knowledge, any director, officer, employee, agent or other Person acting on behalf of Citizens or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Citizens or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Citizens or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Citizens or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Citizens or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Citizens or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Citizens or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

D.    Citizens Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b) and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” Citizens Bank is unaware of anything that would prevent the transaction from receiving expedited treatment from federal banking regulators under 12 C.F.R. Section 225.14, and has not been informed by any of those regulators that its regulatory status will change.

Section 5.05    Citizens Financial Statements. Citizens has furnished to Investar true and complete copies of the audited consolidated financial statements of Citizens as of and for the years ended December 31, 2016, 2015 and 2014, including balance sheets and the related statements of income, comprehensive income, changes in stockholders’ equity and cash flows (collectively, the “Citizens Financial Statements”). The Citizens Financial Statements were prepared in accordance with the books of account and other financial records of Citizens and Citizens Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows of Citizens, on a consolidated basis, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved.

Section 5.06    Call Reports. Citizens has furnished Investar with true and complete copies of the Reports of Condition and Income of Citizens Bank as of and for the period ended September 30, 2016 and December 31, 2016 (each, a “Call Report”). Each Call Report fairly presents, in all material respects, the financial position of Citizens Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities.

Section 5.07    Proceedings. Except as set forth in Section 5.07 of the Schedules, there are no Proceedings pending or, to the knowledge of Citizens, threatened against Citizens or any of its Subsidiaries, and Citizens has no knowledge of any basis on which any such Proceedings could be brought. Neither Citizens nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

Section 5.08    Consents and Approvals. Except for the approval of the Merger by the shareholders of Citizens or as disclosed in Section 5.08 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by Citizens or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the completion by Citizens or Citizens Bank of the transactions contemplated by this Agreement.

Section 5.09    Undisclosed Liabilities. Neither Citizens nor any of its Subsidiaries has incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Citizens Employee Plan or liabilities for Taxes or assessments or liabilities under any tax sharing agreements between Citizens and any of its Subsidiaries), that is not reflected in or disclosed in the Citizens Financial Statements or the Call Reports, except those liabilities and expenses incurred in the ordinary course of business since the date of the Citizens Financial Statements or the Call Reports, respectively, or as disclosed in Section 5.09 of the Schedules.

Section 5.10    Title to Assets.

A.    Section 5.10A of the Schedules contains a true, correct and complete list of all immovable property owned or leased by Citizens or Citizens Bank (the “Citizens Real Property”), including non-residential other real estate, and the owner or lessee thereof, as well as all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such Citizens Real Property is subject. True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, Citizens Real Property, title insurance policies for Citizens Real Property that are owned by Citizens or Citizens Bank, and all mortgages, deeds of trust or security agreements to which the Citizens Real Property is subject have been furnished or made available to Investar.

B.    No lease or deed with respect to any Citizens Real Property is subject to any current or potential interests of third parties or other restrictions or limitations that would impair, or be inconsistent with, in any material respect, the use, transferability or value of such Citizens Real Property pertaining to its current primary business purpose.

C.    None of the buildings and structures located on any Citizens Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Citizens Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Change. No condemnation proceeding is pending or, to Citizens’ knowledge, threatened, that could reasonably be expected to preclude or materially impair the use of any Citizens Real Property in the manner in which it is currently being used.

D.    Except as disclosed in Section 510A of the Schedules, Citizens or its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Citizens Real Property, and such interest is free and clear of all Liens, including tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the Citizens Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant Citizens Real Property.

E.    All buildings and other facilities used in the business of Citizens and each of its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 5.11    Personal Property. Except as set forth in Section 5.11 of the Schedules, each of Citizens and its Subsidiaries has good title to, or a valid leasehold interest in, all movable property, whether corporeal or incorporeal, used in the conduct of its business (the “Citizens Personal Property”), free and clear of all Liens, except statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the Citizens Financial Statements and such other Liens as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Citizens Personal Property. None of the premises or equipment of Citizens or any of its Subsidiaries are in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 5.12    Absence of Certain Changes or Events. Since December 31, 2016, except with respect to the transactions contemplated by this Agreement or as required or permitted by this Agreement, Citizens and each of its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and has not, other than as disclosed in Section 5.12 of the Schedules:

A.    Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

B.    Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due;

C.    Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

D.    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

E.    Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

F.    Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the dates of the most recent Citizens Financial Statement or Call Report;

G.    Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim of material value;

H.    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or may reasonably be anticipated to result in, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;

I.    Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Intellectual Property (as defined in Section 5.17) or modified any existing rights with respect thereto;

J.    Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

K.    Except for improvements or betterments relating to its properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

L.    Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $50,000;

M.    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person;

N.    Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

O.    Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP; or

P.    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through O. above.

Section 5.13    Certain Leases, Contracts and Agreements.

A.    Except as set forth in Section 5.13A of the Schedules, neither Citizens nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied) (each, a “Contract”):

(i)    agreement, arrangement, policy or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Citizens or any of its Subsidiaries, including any such agreement, arrangement, policy or commitment as a result of which any payment will become due and payable as a result of or following the consummation of the transactions contemplated by this Agreement;

(ii)    bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iii)    any material lease or license with respect to any Citizens Personal Property, or any lease with respect to any Citizens Real Property, whether as lessor, lessee, licensor or licensee;

(iv)    contract or commitment for capital expenditures;

(v)    material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi)    contract or option to purchase or sell any Citizens Real Property or Citizens Personal Property other than any contract for the purchase of personal property in the ordinary course of business;

(vii)    contract, agreement or letter with respect to the management or operations of Citizens or any of its Subsidiaries with or by any Governmental Authority;

(viii)    note, debenture, agreement, contract or indenture related to the borrowing by Citizens or any of its Subsidiaries of money other than those entered into in the ordinary course of business;

(ix)    guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x)    agreement with or extension of credit to any executive officer or director of Citizens or any of its Subsidiaries, any holder of ten percent (10%) or more of the issued and outstanding Citizens Stock, or any affiliate of any such Person;

(xi)    agreement with any executive officer or director of Citizens or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding Citizens Stock or any affiliate of such Person, relating to bank owned life insurance;

(xii)    agreement containing covenants that limit the ability of Citizens or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, Citizens or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority);

(xiii)    data processing or other electronic banking services agreement or contract that may not be terminated without payment or penalty upon notice of 30 days or less;

(xiv)    agreement, arrangement, policy or understanding obligating Citizens or any of its Subsidiaries to indemnify any director, officer, employee or agent of Citizens or any of its Subsidiaries;

(xv)    agreement, arrangement, or understanding, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xvi)    agreement by which Citizens or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person; or

(xvii)    contracts, other than the foregoing, with payments aggregating $50,000 or more, not made in the ordinary course of business.

B.    Each Contract is (i) legal, valid and binding on Citizens or one of its Subsidiaries, as applicable, and to its knowledge, the other parties thereto, (ii) in full force and effect, and (iii) enforceable against Citizens or such Subsidiary, as applicable, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception. Each of Citizens and its Subsidiaries, as applicable (and to its knowledge, each other party thereto), has performed in all material respects all obligations required to be performed by it to date under each Contract. To the knowledge of Citizens, no party to any such Contract is in breach, violation or default of such Contract, and there are no allegations or assertions of such by any party under such Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a breach, violation or default by any party to any such Contract. A true and complete copy of each Contract has been delivered or made available to Investar.

Section 5.14    Taxes and Tax Returns.

A.    Subject to applicable extension periods, Citizens and each of its Subsidiaries has filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Citizens or any of its Subsidiaries is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Citizens or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either Citizens or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid. Neither Citizens nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where Citizens or any of its Subsidiaries does not file Tax Returns that Citizens or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Citizens or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of Citizens or any of its Subsidiaries to pay any Tax, other than Liens for Taxes not yet due and payable or for Taxes that Citizens or any of its Subsidiaries is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP.

B.    Except as set forth in Section 5.14B of the Schedules, Citizens and each of its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

C.    There is no Proceeding concerning any Tax liability of Citizens or any of its Subsidiaries either claimed or raised by any Governmental Authority in writing or as to which Citizens or any of its Subsidiaries has knowledge based upon contact with any agent of such Governmental Authority. Citizens has made available to Investar correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Citizens or any of its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

D.    Neither Citizens nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

E.    Citizens has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in Code section 897(c)(1)(A)(ii). If Citizens or any of its Subsidiaries has participated in a reportable or listed transaction as defined under section 6011 or 6111 of the Code and Treasury Regulation section 1.6011-4, such Entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations. Except as set forth in Section 5.14E of the Schedules, neither Citizens nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which Citizens is the common parent) or (iii) has any liability for the Taxes of any Person (other than Citizens and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

F.    Neither Citizens nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of section 6662 of the Code.

G.    Neither Citizens nor any of its Subsidiaries will be required to include any item of income in, nor will Citizens or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

H.    Neither Citizens nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock under section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

I.    The unpaid Taxes of Citizens and each of its Subsidiaries (i) did not, as of December 31, 2016, exceed the current liability accruals for Tax liabilities (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Citizens Financial Statements as of such date and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for any deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Citizens and its Subsidiaries in filing its Tax Returns.

Section 5.15    Insurance.

A.    Citizens and each of its Subsidiaries are insured for reasonable amounts with reputable insurance companies against such risks as management reasonably has determined to be prudent for companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Section 5.15A of the Schedules contains a true, correct and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance) owned or held by or on behalf of Citizens or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder.

B.    All policies listed in Section 5.15A of the Schedules (i) are usual and customary as to amount and scope for the business conducted by Citizens and its Subsidiaries in respect of amounts, types and risks insured, (ii) are sufficient for compliance by Citizens and each of its Subsidiaries with all Legal Requirements and all agreements to which Citizens or any of its Subsidiaries is a party, (iii) are valid, outstanding and enforceable according to their terms, except as enforceability may be limited by the Bankruptcy Exception, (iv) will not in any material respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (v) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Citizens nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither Citizens nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance since December 31, 2012. Except as set forth in Section 5.15B of the Schedules, there have been no claims under any fidelity bonds or directors’ and officers’ liability policies of Citizens or its Subsidiaries within the last three years, and Citizens has no knowledge of any facts that would form the basis of a claim under such policies or bonds.

Section 5.16    No Material Adverse Change. Since December 31, 2016, there has not been any Material Adverse Change with respect to Citizens or any of its Subsidiaries, and no event or condition has occurred that has resulted in, or, to the knowledge of Citizens, is reasonably likely to result in a Material Adverse Change of Citizens or any of its Subsidiaries.

Section 5.17    Proprietary Rights. Citizens and each of its Subsidiaries owns, possesses, licenses or has other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, brand names, trade names, copyrights, designs, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”), free and clear of all Liens and third party rights, necessary for the conduct of their respective businesses as currently conducted. Except where such violations, misappropriations, infringements or unauthorized use would not be material to Citizens or any of its Subsidiaries, (i) there are no rights of third parties to any such Intellectual Property; (ii) there is no infringement, misappropriation or unauthorized use by third parties of any such Intellectual Property; (iii) there is no pending or threatened Proceeding by any Person challenging its rights in or to any such Intellectual Property; (iv) there is no pending or threatened Proceeding by any Person challenging the validity or scope of any such Intellectual Property; and (v) there is no pending or threatened Proceeding by any Person that Citizens or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any other Person. Citizens and each of its Subsidiaries complies in all material respects with all Legal Requirements with respect to the protection of personal privacy, personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder.

Section 5.18    Investments. Section 5.18 of the Schedules sets forth a true, correct and complete list, as of December 31, 2016, of all securities, including municipal bonds, owned by Citizens or any of its Subsidiaries. Except as set forth in Section 5.18 of the Schedules, all such securities are owned by Citizens or one of its Subsidiaries of record, except those held in bearer form, and free and clear of all Liens. Section 5.18 of the Schedules also discloses any investment in which the ownership interest of Citizens, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities listed in Section 5.18 of the Schedules to which Citizens or any of its Subsidiaries is a party.

Section 5.19    Loan Portfolio and Reserve for Loan Losses.

A.    All evidences of indebtedness and leases, including any renewals and extensions (individually a “Loan” and collectively, the “Loans”) of Citizens or any of its Subsidiaries, were solicited, originated and currently exist in compliance in all material respects with all Legal Requirements. Except as set forth in Section 5.19A of the Schedules, all Loans that are reflected as assets of Citizens or any of its Subsidiaries (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (iii) to the extent secured, have been secured by valid Liens and security interests that have been perfected; (iv) are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against Citizens or any of its Subsidiaries or the present holder thereof; and (v) are enforceable in accordance with their respective terms, except as enforceability may be limited by the Bankruptcy Exception. Neither Citizens nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. The credit files of each of Citizens and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to it that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio (including Loans that will be outstanding if it advances funds it is obligated to advance).

B.    Except as set forth in Section 5.19B of the Schedules, neither Citizens nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other material provision; (ii) loan agreement, note or borrowing arrangement that has been or, in the exercise of reasonable diligence by Citizens or any of its Subsidiaries, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Citizens or any of its Subsidiaries, or any 10% or more shareholder of Citizens, or any Person controlling, controlled by or under common control with any of the foregoing; (iv) loan agreement, note or borrowing arrangement in material violation of any Legal Requirement applicable to Citizens or any of its Subsidiaries; or (v) loan that is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards Codification (ASC) Subtopic 310-40.

C.    Section 5.19C of the Schedules contains the “watch list” of loans of Citizens Bank as of a date not earlier than September 30, 2016. To the knowledge of Citizens, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the watch list based on Citizens’ or Citizens Bank’s ordinary course of business and safe and sound banking principles.

D.    The allowance for loan losses and the carrying value of Citizens’ other real estate shown on the Citizens Financial Statements and the Call Reports were, as of the date of such Citizens Financial Statement calculated in accordance with GAAP or Call Report calculated in accordance with RAP, each in all material respects as applied to banking institutions and all applicable rules and regulations.

Section 5.20    Employee Relationships.

A.    Citizens and each of its Subsidiaries is in compliance in all material respects with all Legal Requirements relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers compensation, occupational safety and health, and wages and hours. Neither Citizens nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to employees or employment practices. No key employee has given notice to Citizens of his or her intent to terminate his or her employment or service relationship with Citizens. Citizens and each of its Subsidiaries is in material compliance with all Legal Requirements concerning the classification of employees and independent contractors and has properly classified all such individuals for purposes of participation in the Citizens Employee Plans. No strike, grievance, or labor dispute exists or, to the knowledge of Citizens, is threatened with respect to any of the employees of Citizens or any of its Subsidiaries. Neither Citizens nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union that relates to such employee’s relationship with Citizens or any of its Subsidiaries, and, to its knowledge, there is no activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To the knowledge of Citizens, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, and the continued employment of each such executive officer does not subject Citizens or any of its Subsidiaries to any material liability with respect to any of the foregoing matters.

B.    All accrued material obligations and liabilities of and all payments by Citizens and each of its Subsidiaries, and all Citizens Employee Plans, whether arising by Legal Requirement, by contract or by past custom, for payments to trusts or other funds, to any Government Authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or Representatives) have been and are being paid to the extent required by Legal Requirement or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by Citizens or its Subsidiaries, as applicable, according to GAAP applied on a consistent basis and actuarial methods with respect to: (i) withholding taxes, unemployment compensation or social security benefits; (ii) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (iii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (iv) all executive and other incentive compensation plans, programs, or agreements; (v) all group insurance and health contracts, policies and plans; and (vi) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by Citizens or any of its Subsidiaries, as applicable, for its current or former directors, officers, employees and agents. All material obligations and liabilities of Citizens and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or under any Citizens Employee Plan, have been and are being paid to the extent required by Legal Requirement or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Citizens according to GAAP applied on a consistent basis. All accruals and reserves referred to in this Section are, in all material respects, correctly and accurately reflected and accounted for in all material respects in the Citizens Financial Statements and the books, statements and records of Citizens and its Subsidiaries.

Section 5.21    Environmental Laws. Citizens and each of its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws and permits thereunder. Neither Citizens nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials, and neither is subject to any Lien under any Environmental Laws. No Citizens Real Property and no real property currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Citizens or any of its Subsidiaries or, to the knowledge of Citizens, owned, operated or leased by Citizens or any of its Subsidiaries within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To Citizens’ knowledge, (a) all Citizens Real Property is free of asbestos, (b) no immovable property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by Citizens or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by Citizens or any of its Subsidiaries. Citizens has made available to Investar all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to Citizens Real Property, any immovable property formerly owned or operated by Citizens or any of its Subsidiaries or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of Citizens or any of its Subsidiaries.

Section 5.22    Regulatory Actions.

A.    Except as disclosed in Section 5.22A of the Schedules, neither Citizens nor any of its Subsidiaries is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has

Citizens or any of its Subsidiaries been notified by any Governmental Authority that it is considering initiating any such item. Citizens and each of its Subsidiaries is in compliance in all material respects with each such item to which it is party or subject, and neither Citizens nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that it is not in compliance in all material respects with any such item.

B.    Neither Citizens nor any of its Subsidiaries knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement.

Section 5.23    Accounting Controls.

A.    Citizens and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the Citizens Financial Statements and Call Reports in accordance with GAAP (and RAP) and to maintain asset and liability accountability; (iii) access to its assets and incurrence of its liabilities are permitted only in accordance with management’s specific or general authorizations; (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference; and (v) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. None of the systems, controls, data or information of Citizens or any of its Subsidiaries is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Citizens, its Subsidiaries or their respective accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the preceding sentence. Since January 1, 2012, (i) no material weakness in internal controls has been identified by the auditors of Citizens or any of its Subsidiaries, (ii) there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls, and (iii) neither Citizens nor any of its Subsidiaries has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management.

B.    Since January 1, 2011, (i) through the date hereof, neither Citizens nor any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Citizens or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Citizens or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) neither Citizens nor any of its Subsidiaries, whether or not employed by Citizens or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Citizens or any of its officers, directors, employees or agents to the board of directors of Citizens or any committee thereof or to any director or officer of Citizens.

Section 5.24    Books and Records. The minute books, stock certificate books and stock transfer ledgers of Citizens and each of its Subsidiaries have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of Citizens or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth. The minute books of Citizens and each of its Subsidiaries have been made available for inspection by Investar.

Section 5.25    Trust Business. Neither Citizens nor any of its Subsidiaries has been appointed or acted in a fiduciary or representative capacity in respect of any trust, executorship, administration, guardianship, conservatorship, or other fiduciary representative capacity. Neither Citizens nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.

Section 5.26    Guaranties. Except for items in the process of collection in the ordinary course of Citizens Bank’s business, no obligation or liability of Citizens or any of its Subsidiaries is guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all Legal Requirements, has Citizens or any of its Subsidiaries guaranteed any obligation or liability of any other Person.

Section 5.27    Employee Benefit Plans.

A.    Section 5.27A of the Schedules lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of Citizens or any of its ERISA Affiliates that are sponsored or maintained by Citizens or any of its ERISA Affiliates or to which Citizens or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of Citizens or any of its ERISA Affiliates or with respect to which Citizens or any of its ERISA Affiliates has any liability, including any employee welfare benefit plan within the meaning of section 3(1) of ERISA, any employee pension benefit plan within the meaning of section 3(2) of ERISA or any employment agreement or collective bargaining, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (each of the foregoing, an “Citizens Employee Plan”). There is no pending or, to the knowledge of Citizens, threatened Proceeding relating to any Citizens Employee Plan. All of the Citizens Employee Plans comply and have been administered in all material respects with their terms and all Legal Requirements. There has occurred no “prohibited transaction” (as defined in section 406 of ERISA or section 4975 of the Code) with respect to any Citizens Employee Plan that is likely to result in the imposition of any penalties or Taxes upon Citizens or any of its Subsidiaries under section 502(i) of ERISA or section 4975 of the Code. All contributions, premiums or other payments required under the terms of all Citizens Employee Plans and all Legal Requirements have been made by the due date thereof.

B.    Except as set forth in Section 5.27B of the Schedules, neither Citizens nor any of its Subsidiaries has any liabilities for post-retirement or post-employment welfare benefits under any Citizens Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Citizens Employee Plan that is intended to be a “qualified plan” within the meaning of section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such Citizens Employee Plan. Citizens has provided or made available copies of (i) each Citizens Employee Plan, (ii) the most recent summary plan descriptions of each Citizens Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any Citizens Employee Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each Citizens Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, (v) the most recent determination letter issued by the IRS with respect to each Citizens Employee Plan that is intended to qualify under section 401 of the Code to the extent such letter has been obtained, (vi) the most recent available financial statements for each Citizens Employee Plan, and (vii) the most recent audited financial statements for each Citizens Employee Plan for which audited statements are required by ERISA.

C.    Neither Citizens nor any ERISA Affiliate of Citizens has any liability with respect to, or has, at any time during the last six years, contributed to or been obligated to contribute to any “multiple employer plan” or “multi employer plan” within the meaning of ERISA. Neither Citizens nor any ERISA Affiliate of Citizens has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither Citizens nor any ERISA Affiliate of Citizens sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and neither Citizens nor any ERISA Affiliate of Citizens has, at any time during the last six years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

D.    There does not now exist, nor, to the knowledge of Citizens, do any circumstances exist that could result in, any Controlled Group Liability of Citizens or any of its Subsidiaries now or following the Closing.

E.    Except as set forth in Section 5.27E of the Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of Citizens or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, or (iii) give rise to the payment by Citizens or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

F.    Except as set forth in Section 5.27F of the Schedules, there are no outstanding compensatory equity awards, including any arrangements awarding stock options,

stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of Citizens or any ERISA Affiliate of Citizens.

G.    Except as set forth in Section 5.27G of the Schedules, (i) no Citizens Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA section 407(d)) and (ii) each Citizens Employee Plan may be amended or terminated at any time by Citizens or Citizens Bank subject to compliance with (i) the terms of such plan or agreement and (ii) regulations promulgated under the Code, ERISA, and the regulations of the PBGC and without Citizens or any of its Subsidiaries making any additional contributions to such Citizens Employee Plan.

H.    Each Citizens Employee Plan that is a nonqualified deferred compensation plan subject to section 409A of the Code has been operated in compliance with section 409A of the Code since the later of January 1, 2007 or the date of its adoption.

Section 5.28    Deposits. Except as disclosed in Section 5.28 of the Schedules, no deposit of Citizens Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or, to the knowledge of Citizens, is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 5.29    Derivative Contracts. Neither Citizens nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Citizens Financial Statements that is a financial derivative contract (including various combinations thereof).

Section 5.30    Shareholders List. Section 5.30 of the Schedules contains a true, correct and complete list of the record holders of the Citizens Stock as of a date within five Business Days prior to the date of this Agreement, including their names, addresses and number of shares held of record by each Person.

Section 5.31    Brokers. No broker, finder or investment banker will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon Citizens or any of its Subsidiaries for any commission, fee or other compensation under any agreement, arrangement or understanding entered into by or on behalf of Citizens or any of its Subsidiaries.

Section 5.32    Application of Takeover Protections; Rights Agreements. Except as set forth in Section 5.32 of the Schedules, Citizens has not adopted any stockholder rights plan or similar agreement, arrangement or understanding relating to accumulations of beneficial ownership of Citizens Stock or a change in control of Citizens. Citizens and its board of directors have taken all action necessary to render inapplicable any control share acquisition, business combination, fair price, moratorium, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under applicable Legal Requirement, the Constituent Documents of Citizens, or any agreement, arrangement or understanding with any of Citizens’ shareholders or any other Person that is or could become applicable to Investar as a direct consequence of the transactions contemplated by this Agreement.

Section 5.33    Repurchase Agreements. With respect to all agreements under which Citizens or any of its Subsidiaries have purchased securities subject to an agreement to resell, if any, Citizens or one of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or collateral securing the repurchase agreement, and the value of the collateral equals or exceeds the amount of the debt secured thereby.

Section 5.34    Mortgage Banking Business.

A.    (i) Citizens Bank has complied in all material respects with, and (ii) all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Citizens Bank satisfied in all material respects, (a) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (b) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Citizens Bank and any Agency, Loan Investor or Insurer (as such terms are defined below), (c) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (d) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

B.    No Agency, Loan Investor or Insurer has (i) notified Citizens Bank in writing that Citizens Bank has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Citizens Bank to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Citizens Bank or (iii) notified Citizens Bank in writing that it has terminated or intends to terminate its relationship with Citizens Bank for poor performance, poor loan quality or concern with respect to Citizens Bank’s compliance with laws.

C.    For purposes of this Section 5.34: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Authority with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Citizens Bank or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Citizens Bank or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Citizens Bank, including any Agency or any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

Section 5.35    Fairness Opinion. Citizens has received an opinion from National Capital, LLC, an independent valuation firm experienced in the valuation of financial institutions, to the effect that, subject to the terms, conditions and qualifications set forth therein, the Per-Share Merger Consideration to be received by the shareholders of Citizens under this Agreement is fair to such shareholders from a financial point of view, and National Capital, LLC has consented to the inclusion of its written opinion to that effect the Proxy Statement. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 5.36    Information. None of the information relating to Citizens or any of its Subsidiaries that is provided by Citizens for inclusion in (a) a notice of special meeting of shareholders and proxy statement (including any amendment or supplement thereto), to be prepared by Citizens, with the cooperation of Investar, in accordance with Citizens’ Constituent Documents and applicable law and in such form and structure as are mutually agreeable between Citizens and Investar (the “Proxy Statement”) and mailed to Citizens’ shareholders in connection with the solicitation of proxies by the board of directors of Citizens for use at a special meeting of Citizens’ shareholders to be called to consider and vote upon the Merger, this Agreement and the transactions contemplated hereby (the “Shareholder Meeting”), or (b) any filings or approvals under applicable federal or state Banking Laws or regulations or federal or state securities laws, contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.37    Representations Not Misleading. No representation or warranty by Citizens contained in this Agreement, nor any schedule furnished to Investar by Citizens under and pursuant to this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true after disclosure to any Governmental Body having jurisdiction over Citizens, any of its Subsidiaries or their respective properties, of the facts and circumstances upon which they were based. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Citizens from Investar.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF INVESTAR

Except as specifically set forth in a Section to the Schedules, Investar makes the following representations and warranties to Citizens as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 6.01    Organization and Qualification.

A.    Investar is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Investar is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Investar has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. Investar is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of Investar, as amended to date, have been delivered or made available to Citizens. Investar is not in violation of any provision of its Constituent Documents.

B.    Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Newco has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. Newco is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of Newco have been delivered or made available to Citizens. Newco is not in violation of any provision of its Constituent Documents.

Section 6.02    Execution and Delivery; No Violation.

A.    Each of Investar and Newco has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory approvals, to perform its obligations under this Agreement. Each of Investar and Newco has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by Investar and Newco to Citizens. Assuming due authorization, execution and delivery by Citizens, this Agreement constitutes the legal, valid and binding obligations of Investar and Newco, enforceable against each in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

B.    Subject to the receipt of any consents and approvals set forth in Section 6.04 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of Investar or Newco; (ii) a violation of any Legal Requirement applicable to Investar or Newco or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of Investar or Newco under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Investar or Newco is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

Section 6.03    Proceedings. Except as set forth in Section 6.03 of the Schedules, there are no Proceedings pending or, to the knowledge of Investar, threatened against Investar or any of its Subsidiaries, and Investar has no knowledge of any basis on which any such Proceedings could be brought, that, individually or in the aggregate, is reasonably likely to prevent or delay Investar or Newco in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement, or adversely affects or challenges the legality, validity or enforceability of this Agreement or the transactions contemplated hereby. Neither Investar nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

Section 6.04    Consents and Approvals. Except as disclosed in Section 6.04 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by Investar, Newco or Investar Bank in connection with the execution, delivery or performance of this Agreement or the completion by Investar, Investar Bank or Newco of the transactions contemplated by this Agreement.

Section 6.05    Investar Financial Statements. Investar has furnished or made available to Citizens true and complete copies of the audited consolidated financial statements of Investar as of and for the years ended December 31, 2015, 2014 and 2013, including balance sheets and the related statements of income, comprehensive income, stockholders’ equity and cash flows (collectively, the “Investar Audited Statements”), and the unaudited consolidated financial statements of Investar as of and for the nine months ended September 30, 2016 (collectively, the “Investar Unaudited Statements” and, together with the Investar Audited Statements, the “Investar Financial Statements”). The Investar Audited Statements and, subject to the absence of footnotes and normal year-end adjustments consistent with past practice that are immaterial in amount and substance, the Investar Unaudited Statements, were prepared in accordance with the books of account and other financial records of Investar and Investar Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows of Investar, on a consolidated basis, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved.

Section 6.06    No Material Adverse Change. Since December 31, 2015, there has not been any Material Adverse Change with respect to Investar, and no event or condition has occurred that has resulted in, or, to the knowledge of Investar or Investar Bank, is reasonably likely to result in the foreseeable future in a Material Adverse Change of Investar.

Section 6.07    Ability to Pay Merger Consideration. Investar will have available to it as of the business day prior to the Closing Date, funds sufficient to establish the Exchange Fund and pay all amounts required of it under this Agreement and to effect the transactions contemplated hereby.

ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01    Forbearances. Except as expressly contemplated by this Agreement or required by Legal Requirement, without the prior written consent of Investar (which consent shall not be unreasonably withheld, conditioned or delayed), Citizens will not (and will cause each of its Subsidiaries not to):

A.    Banking Operations. Enter into any new material line of business or change its lending, investment, underwriting, risk and asset liability management and other material banking and operating policies in any material respect;

B.    Banking Offices. Open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;

C.    Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock or permit new shares of its stock to become subject to new grants;

D.    Stock Awards. Issue, grant or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of Citizens or Citizens Bank, or any securities convertible its shares of such stock;

E.    Dividends, Distributions and Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);

F.    Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to Citizens or Citizens Bank, taken as a whole;

G.    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Entity or enter into any other transaction, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;

H.    Continuing Contracts. Enter into, amend, renew or terminate any agreement of the type that is or would be required to be disclosed in Section 5.13A of the Schedules, unless the agreement is to be performed in full prior to the Closing, except that employee welfare benefit plans which provide insurance benefits may be renewed in the ordinary course of business consistent with past practice.

I.    Constituent Documents. Amend its Constituent Documents or those of its Subsidiaries;

J.    Accounting Methods. Implement or adopt any change in its accounting principles or policies, other than as may be required by GAAP;

K.    Adverse Actions. Knowingly take or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article IX not being satisfied;

L.    Indebtedness. Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

M.    Employee Arrangements. Except as set forth in Section 7.01M of the Schedules and except for pay increases in the ordinary course of business consistent with past practices to non-executive officer employees, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or Employee Benefit Plan or agreement maintained by it for the benefit of its directors, employees or former employees, in each case except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law;

N.    Proceedings. Settle any Proceeding involving the payment by it of monetary damages in excess of $50,000 in the aggregate or imposing a material restriction on the operations of Citizens, Investar or any of their respective Subsidiaries;

O.    Liens. Mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

P.    Asset Dispositions. Sell, transfer, lease to others or otherwise dispose of any of its assets (except any sales of securities or sales of loans in the ordinary course of business consistent with past practices) or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of $50,000;

Q.    Capital Expenditures. Make any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

R.    New Employees. Hire or employ any new officer or hire or employ any Person for any newly created position;

S.    Books and Records. Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

T.    Accounting. Materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any early adoption date) or any Governmental Authority;

U.    Investment Securities. Sell (other than for payment at maturity) or purchase any investment other than: (a) U.S. Treasury or U.S. Government Agency security; or (b) any other security with a duration of one (1) year or less and a AAA rating by at least on nationally recognized ratings agency.

V.    Loan Amendments and Renewals. Except with respect to Loans that are (i) current and (ii) whose borrowers are in good standing, renew, extend the maturity of, or alter any Loan.

W.    Material Loans. Except for (i) Loans made in the ordinary course of business for an agricultural purpose to a Bank customer in good standing and with prior agricultural borrowing history with the Bank, or (ii) Loans up to $1,000,000 in original principal amount, or such higher amount as may be mutually agreeable to the parties, make a new Loan in excess of $1 million without Investar’s consent, which consent Investar will be deemed to have given, unless it objects to the Loan within three Business Days of receiving a notice from Citizens (the date of the notice being the first day) identifying the proposed borrower, the loan amount, and the material Loan terms;

X.    Problem Loans. Make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any Loan to a borrower or to a known related interest of a borrower who has a loan with Citizens Bank that is classified as “substandard”;

Y.    Immovable Property. Enter into any acquisitions or leases of immovable property, including new leases and lease extensions; or

Z.    Commitments. Enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 7.02    Affirmative Covenants. Except with the prior written consent of Investar, Citizens will (and will cause each of its Subsidiaries to) use commercially reasonable efforts to:

A.    Ordinary Course. Conduct its business in the ordinary and usual course and use commercially reasonable efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates;

B.    Lending. Extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

C.    Existing Agreements. Obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;

D.    Compliance with Laws. Comply in all material respects with all Legal Requirements, the noncompliance with which could be expected to result in a Material Adverse Change on such party;

E.    Taxes. Timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except as set forth in Section 7.02E of the Schedules and except those being contested in good faith by appropriate Proceedings;

F.    Withholding. Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Authorities;

G.    Existing Obligations. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;

H.    Accounting. Account for all transactions and prepare all Citizens Financial Statements and Call Reports in accordance with GAAP;

I.    Insurance. Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and

J.    Regulatory Matters. Timely file all reports required to be filed with all Governmental Authorities and observe and conform in all material respects to all Legal Requirements, except those being contested in good faith by appropriate Proceedings.

ARTICLE VIII.

COVENANTS

Section 8.01    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under all Legal Requirements, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, and each party will cooperate fully with, and furnish information to, the other party to that end.

Section 8.02    Litigation and Claims. Each party will promptly notify the other party in writing of any Proceeding pending or, to the knowledge of such party, threatened against any party or its Subsidiaries that questions the validity of this Agreement or any other agreement contemplated by this Agreement or any action taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 8.03    Corporate Approvals.

A.    Citizens will, in accordance with its Constituent Documents and any Legal Requirements, (i) take all steps necessary in a manner consistent with Section 8.03B to duly call, give notice of, convene and hold the Shareholder Meeting, (ii) subject to Section 8.07, recommend to its shareholders the approval of this Agreement and the transactions contemplated by this Agreement (the “Citizens Board Recommendation”) and oppose any third party proposal or other action that is inconsistent with this Agreement and the consummation of the transactions contemplated by this Agreement, and (iii) cooperate and consult with Investar with respect to each of the foregoing matters. Except with the prior approval of Investar, no other matters will be submitted for approval of the shareholders of Citizens at the Shareholder Meeting.

B.    As soon as practicable following the date of this Agreement, Citizens will prepare the Proxy Statement any other proxy solicitation materials, in each case satisfying all applicable Legal Requirements, to be submitted to the shareholders of Citizens in connection with the Shareholder Meeting. Each party will reasonably cooperate, and cause its Subsidiaries to reasonably cooperate, with the other party, its counsel and its accountants, in the preparation of the Proxy Statement and any supplements or amendments thereto. Citizens will provide Investar and its counsel the opportunity to review and comment on the Proxy Statement prior to its being printed and mailed to Citizens’ shareholders, and will give Investar and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement prior to their being mailed to Citizens’ shareholders. Subject to Investar’s obligations to provide reasonable cooperation, Citizens agrees to use commercially reasonable efforts to cause the Proxy Statement and all required amendments and supplements to the Proxy Statement to be mailed to the shareholders of Citizens entitled to vote to the Shareholder Meeting, within thirty (30) days following the date of this Agreement.

C.    Each party will promptly notify the other party if at any time it becomes aware that the Proxy Statement contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In such event, Investar will cooperate in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission, and Citizens will mail an amended Proxy Statement to its shareholders.

D.    Citizens will use commercially reasonable efforts to cause the Shareholder Meeting to be convened and held within sixty (60) days following the date of this Agreement and obtain Shareholder Approval and, subject to Section 8.07, include in the Proxy Statement and at all other times the Citizens Board Recommendation. Citizens will adjourn or postpone the Shareholder Meeting for a period not exceeding thirty (30) days from the originally scheduled date for such meeting if there are insufficient shares of Citizens Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Citizens has not received proxies representing a sufficient number of shares necessary to obtain the Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Shareholder Meeting will be convened and this Agreement will be submitted to the shareholders of Citizens at the Shareholder Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.

Section 8.04    Consents and Approvals. Investar will use commercially reasonable efforts, and Citizens will (and will cause Citizens Bank to) reasonably cooperate with Investar at Investar’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 6.04 of the Schedules. Citizens will use commercially reasonable efforts, and Investar will reasonably cooperate with Citizens at Citizens’ request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 5.08 of the Schedules.

Section 8.05    Public Disclosure. No party will issue any press release, written employee communication, written shareholder communication or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated by this Agreement without first consulting with the other party, nor will any party issue any such communication or make such public statement without the consent of the other party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by any Legal Requirement.

Section 8.06    Access; Information.

A.    Except as prohibited by any Legal Requirement, upon reasonable notice from Investar, Citizens will (and will cause Citizens Bank to): (i) afford Investar and its Representatives (including legal counsel, accountants and consultants) full access to its properties, books and records during normal business hours so that Investar may have the opportunity to continue to make such reasonable investigation as it will desire to make of the affairs of Citizens and Citizens Bank and to conduct any environmental investigations as provided in Section 8.14, and (ii) furnish Investar with such additional financial and operating data and other information as to its business and properties as Investar may, from time to time, reasonably request. Neither Citizens nor Citizens Bank will be required to afford access to or disclose information that would jeopardize attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any binding arrangement with any third party or violate any Legal Requirement. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

B.    Investar agrees that it will hold any information provided under Section 8.06A that is nonpublic and confidential to the extent required by, and in accordance with, the confidentiality provisions of that certain Confidentiality Agreement that has previously been entered into as between Investar and Citizens (the “Confidentiality Agreement”).

C.    No access by Investar to, or investigation by Investar of the business and affairs of, Citizens or Citizens Bank under this Section 8.06 or otherwise will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of Citizens in this Agreement or any Schedule delivered in accordance with this Agreement, the conditions to Investar’s obligation to consummate the transactions contemplated by this Agreement, or any remedies available to Investar under this Agreement.

Section 8.07    Acquisition Proposals.

A.    Except as expressly permitted by Section 8.07B, Citizens will not, and will cause its Subsidiaries and Representatives not to, directly or indirectly take any action to (i) solicit, initiate, encourage or otherwise facilitate any inquiries or proposals with respect to, (ii) provide any nonpublic information concerning its or its Subsidiaries’ business, property or assets to, or have any discussions with, any Person related to, or (iii) engage in any discussions or negotiations concerning, any Acquisition Proposal or any proposal which could reasonably be expected to lead to an Acquisition Proposal; provided, however, that none of the foregoing will prohibit Citizens or its Subsidiaries or Representatives from informing any Person of the restrictions set forth in this Section 8.07A or from contacting any Person or its Representatives who has made, after the date of this Agreement, an Acquisition Proposal solely to request the clarification of the terms and conditions of that Acquisition Proposal for the purpose of determining whether it constitutes or is reasonably likely to result in a Superior Proposal.

B.    Notwithstanding anything to the contrary in Section 8.07A, if Citizens and its Subsidiaries and Representatives have complied with Section 8.07A and Citizens or its Subsidiaries or Representatives receives an unsolicited bona fide Acquisition Proposal before the shareholders of Citizens have voted on the Merger that the Citizens Board (i) determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal, if accepted, (ii) determines in its good faith judgment (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to violate its fiduciary duties under any Legal Requirement, and (iii) obtains from such Person an executed confidentiality agreement on terms no less favorable to Citizens than the Confidentiality Agreement, then Citizens and its Representatives may furnish information to and enter into discussions and negotiations with such other Person.

C.    Within 48 hours after receipt of any Acquisition Proposal, Citizens will notify Investar in writing and provide Investar reasonable detail as to the identity of the Person making the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal. In addition, Citizens will keep Investar informed of any related material developments, discussions or negotiations on a reasonably current basis. Citizens represents that as of the date of this Agreement, it is not engaged in any existing activities, discussions or negotiations with any Person that relates to any Acquisition Proposal, other the transactions contemplated by this Agreement, and has ceased all such prior activities.

D.    In the event that the Citizens Board determines in good faith, after consultation with its financial advisor and upon advice of outside legal counsel, that it desires to accept a Superior Proposal, it will notify Investar in writing of its intent to terminate this Agreement under Section 10.01G in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. That notice will specify all of the material terms and conditions of the Superior Proposal. Investar will have a period of three Business Days to evaluate and respond to Citizens’ notice. If Investar notifies Citizens in writing prior to the expiration of the three Business Day period that it will increase the Aggregate Merger Consideration to an amount at least equal to that of the Superior Proposal, then Citizens will not be permitted to enter into an acquisition agreement with respect to, or make any Change in Recommendation. If the Citizens Board determines, in good faith, upon the advice of its financial advisor and outside legal counsel, that the revised Investar offer is not at least equal to the Superior Proposal, Citizens will terminate this Agreement as provided in Section 10.01G.

Section 8.08    Regulatory Applications.

A.    Citizens will (and will cause Citizens Bank to) promptly furnish to Investar all information, data and documents concerning Citizens and Citizens Bank, including financial statements, required to be included in any application or statement to be made by Investar to, or filed by Investar with, any Governmental Authority in connection with the transactions contemplated by this Agreement, or in connection with any other transactions while this Agreement is pending, and Citizens represents and warrants that all information so furnished for such statements and applications will be true and correct in all material respects.

B.    Citizens will (and will cause Citizens Bank to) cooperate with Investar and Investar Bank to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), and Investar and Investar Bank will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. Investar will furnish to Citizens a final copy of the non-confidential portions of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. Investar will keep Citizens apprised of the status of the Requisite Regulatory Approvals and will promptly provide Citizens with all correspondence related to the Requisite Regulatory Approvals.

Section 8.09    Indemnification; Liability Insurance.

A.    Investar shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Citizens or Citizens Bank (the “Indemnified Parties”) against all losses, claims damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Investar) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Citizens or Citizens Bank if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been required by Citizens under Louisiana law and under Citizens’ Constituent Documents.

B.    The rights to indemnification granted by this Section 8.09 are subject to the limitation that amounts otherwise required to be paid by Investar to any Indemnified Party under this Section 8.09 will be reduced by any amounts that such Indemnified Party recovers from any third party, including any insurance company. The indemnification obligation of Investar under this Section shall further be (i) subject to any limitation imposed from time to time under applicable law, including 12 U.S.C. 1828(k) and 12 C.F.R. Part 359, and any limitations contained in Citizens’ Constituent Documents, and (ii) limited to the amounts covered by the insurance policies described in Section 8.09D.

C.    Any Indemnified Party wishing to claim indemnification under this Section 8.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Investar. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Investar shall have the right to assume the defense thereof and Investar shall not be liable to a Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by a Indemnified Party in connection with the defense thereof, except that if Investar elects not to assume such defense or counsel for the Indemnified Party and counsel for Investar are mutually of the opinion that there are issues which raise conflicts of interest between Investar and the Indemnified Party, then the Indemnified Party may retain counsel reasonably satisfactory to Investar, and Investar shall pay the reasonable and documented fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), up to (when aggregated with all of expenses and liabilities of Investar under this Section 8.09) the amounts covered by the insurance policies described in Section 8.09D, (ii) the Indemnified Party shall cooperate in the defense of any such matter, and (iii) Investar shall not be liable for any settlement effected without its prior written consent.

D.    Investar will purchase for a period of three (3) years after the Effective Time, past acts and extended reporting period insurance coverage under Citizens’ current directors’ and officers’ insurance policy (or comparable coverage) for each of the directors and officers of Citizens and Citizens Bank currently covered under comparable policies held by Citizens or Citizens Bank.

Section 8.10    Notification of Certain Matters.

A.    Investar will promptly notify Citizens in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by Investar in, or any information disclosed on the Schedules provided to Citizens by Investar under, this Agreement; reasonably would be expected to cause or constitute a breach of, of failure to comply with, any of the covenants or agreements of Investar contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by Citizens under this Section 8.10A will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of Investar in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to Citizens’ obligation to consummate the Merger or any remedies available to Citizens under this Agreement.

B.    Citizens will promptly notify Investar in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by Citizens in, or any information disclosed on the Schedules provided to Investar by Citizens under, this Agreement; reasonably would be expected to cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of Citizens contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by Investar under this Section 8.10B will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of Citizens in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to Investar’s obligation to consummate the Merger or any remedies available to Investar under this Agreement.

Section 8.11    Minutes of Director and Committee Meetings. Citizens will provide Investar with the following relating to Board of Directors or senior management committee meetings held after the date of this Agreement: (i) minutes of each regulator and special meeting of the board of directors of Citizens or Citizens Bank within ten (10) days of approval by said board of directors; and (ii) copies of the minutes of each regular and special meeting of any board or senior management committee of Citizens or Citizens Bank within ten (10) days after the date of the meeting. Any portion of the cited minutes may specifically exclude, upon the advice of legal counsel, portions of such minutes devoted to the discussion of this Agreement or the Merger.

Section 8.12    Conforming Accounting Adjustments. If requested by Investar, Citizens will (and will cause Citizens Bank to), consistent with GAAP, immediately prior to Closing, make such accounting entries as Investar may reasonably request to conform the accounting records of Citizens and Citizens Bank to the accounting policies and practices of Investar and Investar Bank, respectively; provided, however, that no such entries need be made until Investar shall have irrevocably certified to Citizens that all conditions set forth in Article IX to the obligations of Investar to consummate the transactions contemplated hereby have been satisfied or, where permissible, waived. No such adjustment will by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by Citizens or Citizens Bank of any adverse circumstances for purposes of determining whether the conditions to Investar’s obligations under this Agreement have been satisfied or that such adjustment has any bearing on the consideration to be paid to the shareholders of Citizens. No adjustment required by Investar will require any prior filing with any Governmental Authority or violate any Legal Requirement applicable to Citizens or Citizens Bank.

Section 8.13    Financial Statements.

A.    Citizens will promptly furnish to Investar an unaudited balance sheet as of the end of each such calendar quarter after the date of this Agreement and year-to-date statement of income within thirty (30) days following the end of each calendar quarter after the date of this Agreement. In addition, Citizens will cause Citizens Bank to promptly furnish to Investar (i) each additional Call Report filed by Citizens Bank after the date of this Agreement, as soon as such Call Report is available, and (ii) unaudited month-end balance sheet and year-to-date statement of income of Citizens Bank, within 15 calendar days following the end of each calendar month after the date of this Agreement.

B.    Each unaudited financial statement provided to Investar under Section 8.13A will be prepared from the books and records of Citizens or Citizens Bank, as applicable, and will fairly present, in all material respects, the financial condition and results of operations of such party at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. Each Call Report filed by Citizens Bank subsequent to the date of this Agreement will fairly present the financial position of Citizens Bank and the results of its operations at the dates and for the periods indicated in compliance with all Legal Requirements.

Section 8.14    Environmental Investigation; Rights to Terminate Agreement.

A.    Investar and its Representatives may, to the same extent that Citizens or Citizens Bank has such right, but will not be obligated, to inspect any owned Citizens Real Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to thirty (30) days after the date of this Agreement. All costs and expenses associated with conducting an Environmental Inspection will be borne by Investar. If, as a result of an Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by Investar, Investar will (i) notify Citizens or Citizens Bank (in such capacity, an “Investigated Party”) of any property with respect to which it intends to conduct a Secondary Investigation and the reasons for the Secondary Investigation, (ii) submit a work plan for the Secondary Investigation to the Investigated Party, afford the Investigated Party the ability to comment on the work plan and reasonably consider all such comments, and (iii) conclude the Secondary Investigation within sixty (60) days after the date of receipt of comments from the Investigated Party. Investar will give reasonable notice to the Investigated Party of any Secondary Investigations, and the Investigated Party may place reasonable restrictions on the time and place at which the Secondary Investigations may be carried out.

B.    The Investigated Party will indemnify and hold harmless Investar for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by Investar or its Representatives to the extent attributable to the gross negligence or willful misconduct of the Investigated Party or its Representatives. Investar will indemnify and hold harmless the Investigated Party for any claims for damage to property, or injury or death to persons made as a result of any Environmental Inspection or Secondary Investigation conducted by Investar or its Representatives, to the extent attributable to the negligence or willful misconduct of Investar or its Representatives in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities will survive the termination of this Agreement. Investar will not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey.

C.    Investar may terminate this Agreement if (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by Investar because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that is reasonably likely to result in a Material Adverse Change; (ii) any past or present events, conditions or circumstances that could reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected by Investar to exceed $50,000 or that is reasonably likely to result in a Material Adverse Change; or (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material or mold in, on or under any owned Citizens Real Property, the removal or abatement of which could reasonably be expected to involve an expenditure in excess of $50,000. Prior to termination of this Agreement under this Section 8.14C, Investar promptly will deliver to the Investigated Party copies of any environmental report, engineering report, or property condition report prepared by Investar or any third party with respect to any owned Citizens Real Property which provide the basis for such termination of this Agreement by Investar. Any results or findings of any Environmental Inspections will not be disclosed by Investar to any third party not affiliated with Investar, unless Investar is required by law to disclose such information.

D.    The Investigated Party will make available upon request to Investar and its Representatives all documents and other materials relating to environmental conditions of any owned Citizens Real Property, including the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Investigated Party. The Investigated Party also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Investar and will be entitled to certify the same in favor of Investar and its Representatives and make all other data available to Investar and its Representatives.

Section 8.15    Employee Matters.

A.    Investar agrees that the employees of Citizens and Citizens Bank who continue their employment after the Closing Date (the “Citizens Employees”) will be entitled to participate in the employee benefit plans and programs maintained for employees of Investar and Investar Bank, and Investar will take all actions reasonably necessary or appropriate to facilitate coverage of the Citizens Employees in such plans and programs from and after the Closing Date, in accordance with Section 8.15B and the respective terms of such plans and programs.

B.    To the extent permissible under applicable law and the terms of Investar’s Employee Benefit Plans, each Citizens Employee will be entitled to credit for prior service with Citizens or Citizens Bank for all purposes under the Employee Benefit Plans maintained or sponsored by Investar or Investar Bank, and any eligibility waiting period and pre-existing condition exclusion applicable to such plan maintained by Investar will be waived with respect to each Citizens Employee and his or her eligible dependents. For purposes of determining a Citizens Employee’s benefits for the calendar year in which the Merger occurs under Investar’s policies governing vacation and personal time, any vacation or personal time taken by a Citizens Employee during the calendar year in which the Merger occurs will be offset from the total Investar benefit available to such Citizens Employee for such calendar year. Each Citizens Employee shall retain the vacation accrual earned under Citizens Bank’s vacation policy as of the Effective Time so that such Citizens Employee shall receive under Investar’s vacation policy a vacation benefit no less than what such Citizens Employee had earned under Citizens Bank’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with Investars vacation policy. From and following the Closing Date, such Citizens Employee will begin to accrue vacation, sick and personal time under Investar’s policies, with such employee being given credit for prior service with Citizens or Citizens Bank for purposes of Investar’s policies governing vacation, sick and personal time.

C.    Any current Citizens Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause) at the Effective Time or within six (6) months following the Effective Time, will receive a lump sum severance payment from Investar Bank (which payment Investar will cause to be made) in an amount equal to two weeks compensation at such employees’ base rate of compensation, multiplied by the number of whole years of service by such employee with Citizens as of the Effective Time (with a minimum of four weeks’ base salary and subject to a maximum of up to 26 weeks’ base salary), subject to the execution of a release of claims against Investar and its Affiliates. For purposes of this Section, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of Investar and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against Investar or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with Investar Bank.

D.    After the Closing Date, the assets of Citizens Bank’s 401(k) retirement plan will be transferred to Investar’s 401(k) retirement plan, and to the extent permissible under the terms of the plan, each Citizens Employee will be entitled to credit for past service with Citizens for the purpose of satisfying any eligibility or vesting periods under Investar’s 401(k) retirement plan. The parties will cooperate to take all actions necessary and appropriate to effectuate the plan to plan transfer.

E.    Citizens shall terminate its Employee Stock Ownership Plan (the “ESOP”), if any, effective immediately prior to the Effective Time. As soon as practicable after the date hereof, Citizens shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP immediately prior to the Effective Time, with a copy to be provided to Investar and its counsel in advance of such filing. Prior to the Effective Time, Citizens and, following the Effective Time, Investar shall use their respective commercially reasonable efforts to obtain such favorable determination letter as promptly as practicable (including, but not limited to, adopting such amendments to the ESOP as may be requested by the IRS as a condition to its issuance of a favorable determination letter). As soon as practicable following the later of the Effective Time or the receipt of the favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, all account balances in the ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

F.    To the extent requested by Investar, Citizens will (and will cause Citizens Bank to) execute and deliver such instruments and take such other actions as Investar may reasonably request to freeze, amend or terminate any Citizens Employee Plan in accordance with the terms of such plan or agreement and in accordance with all Legal Requirements, to be effective as of the Effective Time, except that the winding up of any such plan or agreement may be completed following the Closing Date.

G.    Subject to Investar’s ability to continue certain agreements as provided in Section 8.19, as of the Effective Time of the Merger, Citizens will, (or will cause Citizens Bank to) terminate all employment, change-in-control, severance, deferred compensation or similar agreement with any officer or employee of Citizens or Citizens Bank, and all amounts owed thereunder will be paid or accrued by Citizens prior to the Determination Date.

Section 8.16    Bank Merger Transaction. Citizens will (and will cause Citizens Bank to) cooperate to take all actions (including making all such filings) as may be reasonably necessary and appropriate to effectuate the Bank Merger, to be effective at such time following the Effective Time as Investar may determine.

Section 8.17    Data Conversion.

A.    Investar intends to convert some or all of Citizens’ information and data onto Investar’s information technology systems (the “Data Conversion”). Citizens agrees to cooperate with Investar in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with Citizens’ and Citizens Bank’s information and data systems.

B.    Until the Effective Time, Citizens shall advise Investar of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving Citizens or Citizens Bank. The material Technology-Related Contracts of Citizens and Citizens Bank are listed in Section 5.13 of the Schedules.

C.    Citizens will cooperate with Investar and take all necessary actions to ensure that all Technology-Related Contracts will, if the Merger occurs, be terminated on such date(s) as may be requested by Investar.

Section 8.18    Calculation of Adjusted Tangible Shareholders’ Equity. No later than three (3) Business Days prior to the Closing, Citizens shall prepare and deliver to Investar a draft statement setting forth in reasonable detail a calculation of the Adjusted Tangible Shareholders’ Equity of Citizens as of the Determination Date for purposes of determining the amount of any Citizens Minimum Equity Deficiency. Upon receipt of such draft statement, the Parties shall work in good faith to finalize and agree upon the calculation of the Adjusted Tangible Shareholders’ Equity of Citizens in accordance with Section 3.01B.

Section 8.19    Termination of Certain Agreements. Citizens will cause Citizens Bank to take all actions necessary to terminate the Executive Officers’ Deferred Compensation Agreements listed on Section 8.19 of the Schedules, without further liability to Citizens Bank, Investar or any of their respective Affiliates, except for liability for payments required to be made upon, or as a result of, the termination of such agreements, which payments will be made or accrued by Citizens prior to the calculation of Adjusted Tangible Shareholders’ Equity pursuant to Section 3.01B. Notwithstanding the foregoing, Investar, at its option, may determine to enter into a replacement agreement with any or all of the officers listed on Section 8.19 of the Schedules, provided that such agreements can be negotiated prior to the Effective Time and provided further that all past and future amounts payable by Citizens with respect to such individuals’ existing Deferred Compensation Agreements have been paid or accrued by Citizens prior to the Determination Date.

Section 8.20    No Control. Nothing contained in this Agreement shall give Investar, directly or indirectly, the right to control or direct the operations of Citizens or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Citizens and Investar shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

ARTICLE IX.

CONDITIONS PRECEDENT

Section 9.01    Conditions to Each Party’s Obligation. The obligation of each party to consummate the Merger is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.    This Agreement and the Merger will have been approved by the shareholders of Citizens.

B.    All Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired.

C.    All consents and approvals listed in Section 6.04 and Section 5.08 of the Schedules will have been received and will remain in full force and effect.

D.    No action will have been taken, and no Legal Requirement will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or the Bank Merger Agreement, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable in any material respect, (ii) impose material limits on the ability of any party to this Agreement to consummate this Agreement or the Bank Merger Agreement, or the transactions contemplated hereby or thereby, or (iii) otherwise prohibit or restrain the Merger; and no Proceeding before any Governmental Authority will be instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

Section 9.02    Conditions to Obligation of Investar. The obligation of Investar to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.    The representations and warranties of Citizens in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event it will be true and correct as of the specified date), except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

B.    The covenants and obligations of Citizens to be performed or observed on or prior to the Closing Date under this Agreement will have been performed or observed in all material respects.

C.    Investar will have received all documents and instruments required to be delivered by Citizens and Citizens Bank at or prior to the Closing.

D.    The Requisite Regulatory Approvals shall not have imposed any non-standard conditions, restrictions or requirements that, individually or in the aggregate, would result in, or be reasonably likely to materially and adversely diminish the economic benefit of the Merger to Investar.

E.    Not more than 10% of the outstanding shares of the Citizens Stock shall be Dissenting Shares.

F.    Investar will have received from each of the directors and executive officers of Citizens and each of its Subsidiaries an instrument dated as of the Closing Date to the effect that such director or executive officer, as applicable, releases any claims against Citizens and each of its Subsidiaries (except to certain matters described therein), the form of which is attached as Exhibit B.

G.    The Adjusted Tangible Shareholders’ Equity of Citizens as of the Determination Date shall be equal to or greater than the amount of the Shareholders’ Equity Minimum.

Section 9.03    Conditions to Obligations of Citizens. The obligations of Citizens to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.    The representations and warranties of Investar in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event it will be true and correct as of the specified date), except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

B.    The covenants and obligations of Investar to be performed or observed on or prior to the Closing Date under this Agreement will have been performed or observed in all material respects.

C.    Citizens will have received all documents and instruments required to be delivered by Investar at or prior to the Closing.

ARTICLE X.

TERMINATION AND ABANDONMENT

Section 10.01    Right of Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, as follows, and in no other manner:

A.    By the mutual agreement of Citizens and Investar;

B.    By either Investar or Citizens, if the Effective Time has not occurred by the close of business on December 31, 2017; provided, however, that the right to terminate this Agreement under this Section 10.01B will not be available to any party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has resulted in, or principally caused, the failure of the Effective Time to occur on or before such date;

C.    By either Investar or Citizens, if any Requisite Regulatory Approval is denied by a final, nonappealable action of any of any Governmental Authority, or if Investar or Citizens reasonably determines in good faith after consultation with their respective counsel that there is a substantial likelihood that any Requisite Regulatory Approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement.

D.    By Investar (provided that Investar is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there has been a material breach by Citizens of any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within 30 days after written notice of the breach is given by Investar to Citizens and which breach would entitle Investar not to consummate the Merger under Article IX.

E.    By Citizens (provided that Citizens is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there has been a material breach by Investar of any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within 30 days after written notice of the breach is given by Citizens to Investar and which breach would entitle Citizens not to consummate the Merger under Article IX.

F.    By Investar, if (i) the Citizens Board effects a Change in Recommendation or fails to include the Citizens Board Recommendation in the Proxy Statement, (ii) the Citizens Board fails to reaffirm the Citizens Board Recommendation within two Business Days after Investar requests in writing that such action be taken, recommends or endorses an Acquisition Proposal, or fails to issue a press release announcing its opposition to an Acquisition Proposal within five Business Days after an Acquisition Proposal is publicly announced or becomes publicly known, (iii) Citizens enters into an agreement to effect a Superior Proposal, (iv) a tender offer or exchange offer (whether or not conditional) relating to shares of Citizens’ capital stock will have been commenced and the Citizens Board fails to recommend that the shareholders of Citizens reject (and not tender their shares of Citizens Stock under) such tender offer or exchange offer within ten Business Days after the commencement of such tender offer or exchange offer (including, for these purposes, by taking no or a “neutral” position with respect to the acceptance by the shareholders of Citizens of any such tender offer or exchange offer within such period, which shall constitute a failure to recommend the rejection of such offer), or (v) Citizens intentionally or materially breaches Section 8.03D or Section 8.07;

G.    By Citizens, if Citizens enters into an agreement to effect a Superior Proposal not in violation of Section 8.07 and, concurrently with such termination, Citizens pays to Investar the termination fee described in Section 10.03B by wire transfer of immediately available funds; provided however, that Citizens will not be entitled to terminate this Agreement under this Section 10.01G unless and until Citizens has fully complied with its obligations under Section 8.07;

H.    By Investar or Citizens, if a vote has been taken at the duly completed Shareholder Meeting (including any postponements or adjournments), and this Agreement shall not have been approved by the requisite vote;

I.    By Investar, if there has been a Material Adverse Change with respect to Citizens since the date of this Agreement; or

J.    By Investar, in accordance with Section 8.14C.

Section 10.02    Notice of Termination. The power of termination provided for by Section 10.01 may be exercised only by a notice given in writing, as provided in Section 11.06, which notice shall specify the provision or provisions hereof pursuant to which such termination is effected.

Section 10.03    Effect of Termination.

A.    Except as provided under this Section 10.03, if this Agreement is terminated, neither party will have any liability or further obligation under this Agreement; provided, however, that termination will not relieve a party from liability for any breach by it occurring prior to termination; and provided further, that Section 8.06B, this Section 10.03 and Article XI will survive any termination of this Agreement.

B.    In recognition of the efforts, expenses and other opportunities foregone by Investar while structuring and pursuing the Merger, Citizens will pay to Investar, by wire transfer of immediately available funds to an account designated by Investar, a termination fee in an amount equal to $1,348,000 if this Agreement is terminated:

(i)    by Investar under Section 10.01D,

(ii)    by Investar under Section 10.01F,

(iii)    by Citizens under Section 10.01G, or

(iv)    in accordance with Section 10.01H; and provided that Citizens enters into a definitive agreement within one year of the date of termination of this Agreement relating to an Acquisition Proposal that was publicly announced or otherwise communicated or made known to senior management of Citizens or the Citizens Board at any time after the date of this Agreement and prior to the date of termination of this Agreement.

C.    In recognition of the efforts, expenses and other opportunities foregone by Citizens while pursuing the Merger, Investar will pay to Citizens, by wire transfer of immediately available funds to an account designated by Citizens, a termination fee in an amount equal to $674,000 if this Agreement is terminated in accordance with Section 10.01C or Section 10.01E.

D.    Any amount that becomes payable under Section 10.03B(i) or Section 10.03B(ii) will be satisfied by Citizens on or before the third Business Day following the termination of this Agreement. Any amount that becomes payable under Section 10.03B(iii) will be satisfied by Citizens on the date of termination. Any amount that becomes payable under Section 10.03B(iv) will be satisfied by Citizens on or before the third Business Day following the execution of the definitive agreement relating to such Acquisition Proposal. Any amount that becomes payable under Section 10.03C will be satisfied by Investar on or before the third Business Day following the termination of this Agreement.

E.    Each of Citizens and Investar acknowledges that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement, and without these agreements, Investar and Citizens, respectively, would not have entered into this Agreement. Accordingly, if Citizens or Investar, as applicable, fails to pay when due any amounts required to be paid by it under Section 10.03B, and in order to obtain payment, the injured party commences an action, suit or proceeding which results in a judgment against the breaching party for such amount, then in addition to the amount of such judgment, the breaching party will pay to injured party an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the injured party in connection with such action, suit or proceeding, together with interest on all unpaid amounts from the date such amounts were required to be paid under this Agreement at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus 200 basis points.

ARTICLE XI.

MISCELLANEOUS

Section 11.01    Survival of Representations and Warranties. Except for those covenants and agreements expressly to be performed or observed after the Effective Time, the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will not survive the Effective Time.

Section 11.02    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger will be borne and paid by the party incurring the expense.

Section 11.03    Entire Agreement. This Agreement (and all related documents referenced in this Agreement, including the Schedules and Exhibits) constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the Merger, and, except for the Confidentiality Agreement, supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations, covenants, obligations or agreements between the parties, except as set forth in this Agreement (or any such related documents).

Section 11.04    Further Cooperation. Each party will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required to fully consummate the transactions contemplated by this Agreement in accordance its terms.

Section 11.05    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Legal Requirement, (A) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; (B) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 11.06    Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, electronic mail, facsimile transmission, a nationally recognized overnight courier service, or prepaid certified mail (return receipt requested) as follows:

If to Investar or Newco:

Investar Holding Corporation

10500 Coursey Blvd. 3rd Floor

Baton Rouge, Louisiana 70816

Attn: Mr. John D’Angelo

Fax: (225) 300-8617

Electronic mail: john.dangelo@investarbank.com

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP

1000 Walnut Street, Suite 1400

Kansas City, Missouri 64106

Attention: Stephanie E. Kalahurka

Fax: (816) 474-3216

Electronic mail: skalahurka@fkhpartners.com

If to Citizens:

Citizens Bancshares, Inc.

841 West Main Street

Ville Platte, Louisiana 70586

Attention: Mr. Carl W. Fontenot

With a copy to:

McGlinchey Stafford PLLC

601 Poydras Street, Suite 1200

New Orleans, Louisiana 70130

Attention: Brad J. Axelrod

Fax: (225) 612-6732

Electronic mail: baxelrod@mcglinchey.com

or to such other address or fax number as a party may specify by notice given in accordance with this Section. Any notice given in accordance with this Agreement will be effective in the case of personal delivery, electronic mail or facsimile transmission, when delivered or received if received before 5:00 p.m. local time on a Business Day, or on the next Business Day if delivered or received on a day that is not a Business Day or after 5:00 p.m. local time on a Business Day; in the case of mail, upon the earlier of actual receipt or three Business Days after deposit with the United States Postal Service, first class certified mail, postage prepaid, return receipt requested; and in the case of nationally recognized overnight courier service, one Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 11.07    Governing Law; Waiver of Right to Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH PARTY SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER.

Section 11.08    Multiple Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts together will be deemed to be one and the same Agreement. A facsimile or electronic transmission in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.09    Specific Performance. Each party acknowledges that the other party or parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that the provisions contained in this Agreement were not performed in accordance with their respective terms or otherwise were materially breached. Therefore, each party agrees that, without the necessity of proving actual damages or posting bond or other security, the other party or parties will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

Section 11.10    Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 11.11    Binding Effect; Assignment. Except as otherwise expressly provided in this Agreement, no party will assign this Agreement or any of its rights or obligations, in whole or in part, without the prior written consent of the other parties, and any such assignment made or attempted in violation of this Section will be void and of no effect. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

Section 11.12    Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Agreement.

Section 11.13    Amendment; Waiver; Extension. Except as prohibited by any Legal Requirement, Investar and Citizens may amend this Agreement, extend the time for the performance of any obligations or other acts of any other party to this Agreement, waive any inaccuracy in the representations and warranties contained in this Agreement or any Schedules provided in accordance with this Agreement, or waive compliance with any agreements or conditions contained in this Agreement by an instrument signed in writing by or on behalf of each party. No party to this Agreement will by any act (other than a written instrument) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder by any party will operate as a waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor will it operate as a waiver, or estoppels with respect to, any subsequent or other failure. Notwithstanding the foregoing, a party may unilaterally waive a right that is solely applicable to it.

Section 11.14    Disclosure Schedules; Supplements to the Disclosure Schedules.

A.    Information contained in the Schedules qualifies the representations and warranties in the Section to which the particular Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement, but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section(s).

B.    Citizens may from time to time prior to the Closing, and will at least five days prior to the Closing, supplement the Schedules delivered to Investar with respect to any matter that (i) arises and becomes known by Citizens after the date of this Agreement and that would have been required or permitted to be set forth or described on the Schedules had such matter existed as of the date of this Agreement, and (ii) does not arise from a breach of this

Agreement. No such supplemental disclosure will be deemed to have cured any breach of a representation or warranty made in this Agreement by Citizens unless Investar waives the breach in the manner set forth in this Agreement.

[SIGNATURE PAGES FOLLOW]

[INVESTAR/NEWCO SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INVESTAR HOLDING CORPORATION

By:	/s/ John D’Angelo
John D’Angelo
President and Chief Executive Officer

INVESTAR ACQUISITION COMPANY

By:	/s/ John D’Angelo
John D’Angelo
President and Chief Executive Officer

[CITIZENS SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by its duly authorized officer as of the date first above written.

CITIZENS BANCSHARES, INC.

By:	/s/ Carl W. Fontenot
Carl W. Fontenot
President and Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”), is made and entered into as of the 8th day of March, 2017, by and between Investar Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana (“Investar Bank”), and Citizens Bank, a Louisiana state bank headquartered in Ville Platte, Louisiana (“Citizens Bank”).

RECITALS

WHEREAS, Investar Holding Corporation, a Louisiana corporation and registered bank holding company (“Investar”), owns all of the outstanding capital stock of Investar Bank, and Citizens Bancshares, Inc., a Louisiana corporation and registered bank holding company (“Citizens”), owns all of the outstanding capital stock of Citizens Bank;

WHEREAS, Investar, Citizens, and Investar Acquisition Company, a newly formed Louisiana corporation and a wholly-owned subsidiary of Investar (the “Merger Subsidiary”), are parties to that certain Agreement and Plan of Reorganization, dated as of [•], 2017 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Investar will acquire all of the outstanding capital stock of Citizens through the merger of the Merger Subsidiary with and into Citizens, with Citizens surviving the merger (the “Merger”);

WHEREAS, following the Merger, Investar desires to cause Citizens Bank to merge with and into Investar Bank in accordance with the terms of this Bank Merger Agreement;

WHEREAS, Citizens Bank is a Louisiana state bank, duly organized and existing under the laws of the State of Louisiana, having its principal office in the City of Ville Platte, State of Louisiana, with authorized capital stock consisting of 115,000 shares of common stock, par value $15.00 per share (“Citizens Bank Stock”), of which 115,000 are issued and outstanding;

WHEREAS, Investar Bank is a Louisiana state bank, duly organized and existing under the laws of the State of Louisiana, having its principal office in the City of Baton Rouge, State of Louisiana, with authorized capital stock consisting of 40,000,000 shares of common stock, $1.00 par value (“Investar Bank Stock”), of which 3,943,600 shares are issued and outstanding and 5,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding.

WHEREAS, subject to consummation of the Merger and the receipt of all required regulatory approvals, the Boards of Directors of Citizens Bank and Investar Bank have approved this Bank Merger Agreement, under which Citizens Bank shall be merged with and into Investar Bank (“Bank Merger”), and have authorized the execution hereof; and

WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate shall be taken by Citizens Bank and Investar Bank in order to consummate the Bank Merger.

NOW, THEREFORE, in consideration of the premises, Investar Bank and Citizens Bank hereby agree that Citizens Bank shall be merged with and into Investar Bank on the following terms and conditions:

1.    Merger of Citizens Bank and Investar Bank. At the Effective Time (as defined in Section 12), Citizens Bank shall be merged with and into Investar Bank in accordance with Section 351 et seq. of the Louisiana Banking Law.

2.    Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 355 of the Louisiana Banking Law. At the Effective Time, the corporate existence of Citizens Bank will be merged into and continued in Investar Bank, as the bank surviving the Bank Merger (“Surviving Bank”). The name of the Surviving Bank will be “Investar Bank.” Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of Citizens Bank will vest in Investar Bank, as the Surviving Bank, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon, and all debts, liabilities, obligations, restrictions and duties of Citizens Bank will become the debts, liabilities, obligations, restrictions and duties of Investar Bank.

3.    Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Investar Bank, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Bank until thereafter changed or amended as provided by applicable law.

4.    Directors and Officers. The directors and officers of Investar Bank immediately prior to the Effective Time will remain the directors and officers of the Surviving Bank from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.

5.    Conversion of Securities. At the Effective Time, by virtue of this Bank Merger Agreement and without any further action on the part of any holder, (i) each issued and outstanding share of Investar Bank Stock will continue to remain outstanding and to represent one share of common stock of Investar Bank, and (ii) each issued and outstanding share of Citizens Bank Stock will be cancelled.

6.    Shareholder Approval. This Bank Merger Agreement shall be submitted for approval to the sole shareholder of Investar Bank and the sole shareholder of Citizens Bank for approval by written consent as soon as practicable after execution of this Bank Merger Agreement. Upon approval by the sole shareholder of Investar Bank and the sole shareholder of Citizens Bank, this Bank Merger Agreement shall be made effective as soon as practicable thereafter as provided in Section 12 hereof but not prior to the consummation of the Merger in accordance with the terms and conditions of the Reorganization Agreement.

7.    Conditions to Consummation of the Bank Merger. Consummation of the Bank Merger as provided herein will be conditioned upon consummation of the transactions contemplated by the Reorganization Agreement. In addition, all obligations of the parties under this Bank Merger Agreement are subject to the receipt of all consents, orders and regulatory approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Bank Merger, including, without limitation, shareholder approval and the approval of any regulatory agency having jurisdiction over Citizens Bank or Investar Bank, including, without limitation, the Louisiana Office of Financial Institutions and the Federal Deposit Insurance Corporation.

8.    Termination. This Bank Merger Agreement will terminate upon the termination of the Reorganization Agreement in accordance with its terms and in no other manner. Upon such termination, neither party will have any further liability or obligation by reason of this Bank Merger Agreement to the other party.

9.    Representations and Warranties of Citizens Bank. Citizens Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Citizens Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.

10.    Representations and Warranties of Investar Bank. Investar Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Investar Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.

11.    Waiver; Amendment. Any term or condition of this Bank Merger Agreement may be waived at any time prior to the Effective Time by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be amended or modified at any time prior to the Effective Time, whether before or after action thereon by the shareholders of Citizens Bank and Investar Bank. Any waiver or amendment must be in writing.

12.    Effective Time. The Bank Merger will become effective in the manner set forth in Section 354 of the Louisiana Banking Law (“Effective Time”).

13.    Multiple Counterparts. For the convenience of the parties, this Bank Merger Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Bank Merger Agreement. A telecopy, facsimile, or scanned “PDF” transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

14.    Governing Law. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF LOUISIANA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

15.    Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do,

perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Bank Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

16.    Severability. If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (i) this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (ii) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (iii) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

17.    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Bank Merger Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

18.    Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Bank Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Bank Merger Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.

19.    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Bank Merger Agreement are binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Bank Merger Agreement, or any provision herein contained, it being the intent of the parties hereto that this Bank Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Bank Merger Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Bank Merger Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Bank Merger Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Bank Merger Agreement, except as expressly provided for herein. No party to this Bank Merger Agreement will assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[Signature Pages Follow]

[Investar Bank Directors’ Signature Page to Bank Merger Agreement]

IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of Investar Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.

INVESTAR BANK,
a Louisiana state bank

By:		By:
	William H. Hidalgo, Sr., Chairman		Robert C. Jordan, Director

By:		By:
	James M. Baker, Director		David J. Lukinovich, Director

By:		By:
	Thomas C. Besselman, Sr., Director		Suzanne O’ Middleton, Director

By:		By:
	James H. Boyce, III, Director		Andrew C. Nelson, Director

By:		By:
	Robert M. Boyce, Sr., Director		Carl R. Schneider, Jr., Director

By:		By:
	John D’Angelo, Director		Frank L. Walker, Director

By:
Gordon H. Joffrion, III, Director

[Citizens Bank Directors’ Signature Page to Bank Merger Agreement]

IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of Citizens Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.

CITIZENS BANK,
a Louisiana state bank

By:		By:
	Carl W. Fontenot, Chairman		Steven Phillips, Director

By:		By:
	C. Brent Coreil, Director		Joseph Veillon, Director

By:		By:
	Anita M. Fontenot, Director		Wayne Vidrine, Director

By:		By:
	Bryan L. Fontenot, Director		Joseph West, Director

By:
Eugene S. Fontenot, Director

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

1.	I hereby certify that I am the Secretary of Investar Bank, a Louisiana state bank, located in the City of Baton Rouge, State of Louisiana (“Investar Bank”) and that I have been duly appointed and am presently serving in that capacity.

2.	I further certify that by written consent dated , 2017, the sole shareholder of Investar Bank adopted and approved the forgoing Bank Merger Agreement.

IN WITNESS WHEREOF, I have executed this certification on this      day of             , 2017.

, Secretary

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

1.	I hereby certify that I am the Secretary of Citizens Bank, a Louisiana state bank, located in the City of Ville Platte, State of Louisiana (“Citizens Bank”) and that I have been duly appointed and am presently serving in that capacity.

2.	I further certify that by written consent dated , 2017, the sole shareholder of Citizens Bank adopted and approved the forgoing Bank Merger Agreement.

IN WITNESS WHEREOF, I have executed this certification on this      day of             , 2017.

, Secretary

[CEO’s Signature Page to Bank Merger Agreement]

IN WITNESS WHEREOF, Investar Bank and Citizens Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first above written, and the officers of each such bank have hereunto subscribed their names.

INVESTAR BANK, a Louisiana state bank

By:
John D’Angelo
President and Chief Executive Officer

CITIZENS BANK, a Louisiana state bank

By:
Carl W. Fontenot
President and Chief Executive Officer

ACKNOWLEDGEMENT

STATE OF LOUISIANA                       §

PARISH OF EAST BATON ROUGE    §

On this the 8th day of March, 2017, before me, the undersigned authority, personally came and appeared John D’Angelo, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of Investar Bank, a Louisiana state bank (“Investar Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of Investar Bank for the purposes therein expressed and as his and Investar Bank’s free act and deed.

WITNESSES:

Name:		Name:
	(Please print)		(Please print)

Name:
(Please print)

Notary Public

My Commission Expires:

ACKNOWLEDGEMENT

STATE OF LOUISIANA          §

PARISH OF EVANGELINE    §

On this the 8th day of March, 2017, before me, the undersigned authority, personally came and appeared Carl W. Fontenot, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of Citizens Bank, a Louisiana state bank (“Citizens Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of Citizens Bank for the purposes therein expressed and as his and Citizens Bank’s free act and deed.

WITNESSES:

Name:		Name:
	(Please print)		(Please print)

Name:
(Please print)

Notary Public

My Commission Expires:

EXHIBIT B

FORM OF RELEASE

This RELEASE (this “Release”), dated             , 2017, is made by                     , (the “Releasor”), in favor of Citizens Bancshares, Inc. (“Citizens”), a Louisiana corporation, and Citizens Bank, a Louisiana state bank headquartered in Ville Platte, Louisiana (“Citizens Bank”).

RECITALS

WHEREAS, the Releasor is a duly elected or appointed executive officer and/or director of Citizens or Citizens Bank as of the date of this Release;

WHEREAS, Investar, Citizens, and Investar Acquisition Company, a newly formed Louisiana corporation and a wholly-owned subsidiary of Investar (the “Merger Subsidiary”), are parties to that certain Agreement and Plan of Reorganization, dated as of [●], 2017 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Investar will acquire all of the outstanding capital stock of Citizens through the merger of the Merger Subsidiary with and into Citizens, with Citizens surviving the merger (the “Merger”), which will be followed by the merger of Citizens Bank with and into Investar Bank, a Louisiana state bank and wholly-owned subsidiary of Investar (“Investar Bank”), with Investar Bank as the surviving entity; and

WHEREAS, it is a condition to the obligation of Investar to consummate the Merger that the Releasor execute and deliver this Release to confirm the absence, and release, of any claims by the Releasor Persons (as defined below) against Citizens and Citizens Bank arising from any liabilities and obligations for claims existing prior to the Closing Date.

NOW, THEREFORE, for and in consideration of the premises contained herein, the consummation of the transactions contemplated by the Reorganization Agreement and other good and valuable consideration and cause, the receipt and sufficiency of which are acknowledged, the undersigned Releasor agrees as follows:

1.    Capitalized Terms. All capitalized terms not otherwise defined in this Release will have the meanings accorded them in the Reorganization Agreement.

2.    Release; Related Matters.

(a)    Effective as of the Effective Time, the Releasor, on his own behalf and on behalf of his heirs, executors, administrators, agents, successors and assigns (collectively, the “Releasor Persons”) irrevocably and unconditionally releases, waives and forever discharges Citizens and Citizens Bank and each of their respective successors, parents, subsidiaries, affiliates and other related entities, and all of their respective past, present and future officers, directors, shareholders, affiliates, agents and representatives, other than the Releasor and any Releasor Persons (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, obligations, liabilities, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, liquidated or unliquidated, known and unknown, in law or equity (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with

Citizens or Citizens Bank and their respective businesses or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of Citizens or Citizens Bank, as the case may be, for all periods prior to the Effective Time; provided, however, that a Released Party is not released from any of its obligations or liabilities to the Releasor Persons (i) in connection with any accrued compensation or rights under any benefit plan or arrangement between the Releasor and Citizens or Citizens Bank existing at or immediately prior to the Effective Time and disclosed in the Reorganization Agreement or Schedules, (ii) as to any rights of Releasor to indemnification or related benefits under the Constituent Documents of Citizens or Citizens Bank or otherwise, (iii) in connection with any deposits or similar accounts of the Releasor at Citizens Bank at the Effective Time, or (iv) arising under or relating to the Reorganization Agreement.

(b)    The Releasor represents and warrants that in his capacity as a director, officer, employee or security holder of Citizens or Citizens Bank, as applicable, the Releasor has no knowledge of any Claims that the Releasor may have against the Released Parties other than claims specifically excepted from this Release under Section 2(a). The Releasor further represents and warrants to the Released Parties that the Releasor is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any Claims that would otherwise be released by this Release, but for such sale, assignment or transfer.

(c)    The Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any matter purported to be released hereby.

(d)    Without in any way limiting any of the rights and remedies otherwise available to any Released Party, the Releasor will indemnify and hold harmless each Released Party from and against all loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving third party claims, arising directly or indirectly from or in connection with the assertion by or on behalf of the Releasor or any Releasor Persons of any claim or matter purported to be released pursuant to this Release.

3.    No Admission. Neither the execution or the delivery of this Release, nor the performance of the terms hereof, by any of the parties to this Release will be considered an admission by any of them of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are expressly denied by all of the parties to this Release.

4.    Covenant Not To Sue. It is expressly intended and agreed that none of the parties to this Release will assert against any other party any claim based on the matters encompassed by this Release, other than such matters expressly excluded from the scope of Section 2 of this Release.

5.    Authority; Representation by Counsel. The Releasor represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Releasor in the capacity in which executed. The Releasor further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Releasor enters into this Release after the opportunity to consult with his own legal counsel.

6.    Successors. This Release will be binding upon the undersigned Releasor, the Releasor Persons and their respective heirs, executors, administrators, agents, successors and permitted assigns, and will inure to the benefit of the Released Parties and their respective successors.

7.    Governing Law; Construction. This Release and the rights and obligations of each party subject to this Release will be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana, without giving effect to any principles of conflicts of law. This Release is executed and delivered in connection with and under the Reorganization Agreement, and will be construed as a part of the transactions contemplated by the Reorganization Agreement.

8.    Entire Agreement; Amendment. This Release represents the entire understanding between the parties relating to the subject matter of the Release and supersedes all prior agreements and negotiations between the parties. This Release will not be amended, modified, or altered in any manner except in writing signed by the parties to this Release.

9.    Severability; Modification. If any term or other provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, (i) such term or provision will be fully severable and this Release will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Release; (ii) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (iii) there will be added automatically as a part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Release is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

10.    Counterparts. This Release may be signed in multiple counterparts, each of which will be deemed an original, and all executed counterparts together will be deemed to be one and the same instrument. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Release will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

[Signature Page to Release]

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

CITIZENS BANCSHARES, INC.

By:
Carl W. Fontenot
President and Chief Executive Officer

CITIZENS BANK

By:
Carl W. Fontenot
President and Chief Executive Officer

RELEASOR

B-4